UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM S-1/A

(AMENDMENT NO. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EUROSPORT ACTIVE WORLD CORPORATION

 (Exact name of registrant as specified in its charter)

Registration No. 333-207333

Florida	3585	65-0913886
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation)	Classification Code Number)	Identification No.)

2000 Ponce de Leon Blvd, 6th Floor

Miami, Florida 33134

Tel. No.: 305 517 7330

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Clifford J. Hunt, Esquire

Law Office Of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, Florida 33772
Tel. No.: (727) 471-0444

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.001 par value per share (the “Common Stock”)(1)	21,747,348	$1.00	$21,747,348	$220.05

 (1) This registration statement covers the resale by our selling shareholders of up to 21,747,348 shares of Common Stock previously issued to such selling shareholders.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) and Rule 457(o) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated ________________

EUROSPORT ACTIVE WORLD CORPORATION

PROSPECTUS

21,747,348 Shares of Common Stock

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that are shares that have already been issued and are currently outstanding. We will not receive any proceeds from the sale of the common stock covered by this prospectus. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The common stock to be sold by the selling shareholders as provided in the “Selling Shareholders” section is shares of our common stock, par value $0.001 per share (the “Common Stock”), that have already been issued and are currently outstanding. We will not receive any proceeds from the sale of the Common Stock covered by this prospectus.

Our common stock is currently quoted on the OTC Pink Market maintained by OTC Markets Group, Inc. under the symbol “EAWD”; however, our securities are currently highly illiquid, and subject to large swings in trading price, and are only traded on a sporadic and limited basis. As a result, you should not expect to be able to resell your common stock regardless of how we perform and, if you are able to sell your common stock, you may receive less than your purchase price.

Common Stock being registered in this registration statement may be sold by Selling Security Holders at the fixed price of one dollar ($1.00) per share through the duration of the offering or privately negotiated prices or in transactions that are not in the public market. Selling shareholders may be deemed underwriters as defined under the Securities Act of 1933. The Company has no present plans to be acquired or to merge with another company nor does the Company, or any of its shareholders, have plans to enter into a change of control or similar transaction. On February 11, 2016, the closing price of our Common Stock was $1.38 per share as reported on the OTC Pink Marketplace.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Common Stock in “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 11, 2016

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the Common Stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “EAWC,” “EAWC Technologies,” “Eurosport Active,” “Eurosport” “Company,” “we,” “us” and “our” refer to Eurosport Active World Corporation or any of its subsidiaries.

Overview

The Company focuses on green sustainable solutions to generate and purify water, as well as the production and reproduction of energy. EAWC is already engaged in the promotion, development and commercialization of green technologies, mainly in Mexico & the State of California. The strong increased demand for water and energy around the world, the Company and its partners develop, manufacture, distribute and operate water generation, water purification, and green energy production (Waste to Energy) technologies. http://www.eawctechnologies.com

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Company History

Eurosport Active World Corporation (the “Company”) (formerly Eagle International Holdings Group Inc. or “EIH”), was incorporated under the laws of the State of Florida on August 23, 2000. EIH was a shell entity that was in the market to merge with an operating company.

On March 17, 2008, EIH entered into an Agreement and Plan of Acquisition (the “Merger Agreement”) with Inko Sport America, LLC (“ISA”), a Florida privately-held limited liability company. In connection with the closing of the Merger Agreement, ISA merged with and into EIH effective May 7, 2008, with the filing of the Merger Agreement with the Florida Secretary of State.

Pursuant to the terms and conditions of the Merger Agreement:

●	As a precondition of the consummation of the merger transaction, a reverse stock split of EIH common stock was consummated on a one for 1,000 basis pursuant to which each 1,000 outstanding shares of EIH common stock was converted into one share of Eurosport Active World Corp. common stock. After giving effect to the reverse stock split, the authorized capital stock of EIH immediately prior to the closing of the Merger Agreement consisted of one billion shares of EIH common stock, of which 106,214 shares (as a result of the reverse stock split) was issued and outstanding.

●	After the reverse stock split, ISA agreed to acquire 100% of the ownership interest in EIH, in exchange for the issuance of 20,500,000 (approximately 99% of the issued and outstanding common stock of the Company).

●	Concurrent with the closing of the Merger Agreement, 4,394,044 shares of common stock were issued to EIH’s majority shareholder and officer, Michael Farkas, for the satisfaction of obligations payable to him; and

●	Immediately after the closing of the Merger Agreement, ISA merged with EIH, and adopted EAWC’s business plan and changed its name to Eurosport Active World Corp (“EAWC”). Further, upon completion of the merger, the prior officers and directors of EIH resigned and the current officers and directors of the Company were appointed to their positions.

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This transaction was accounted for as a recapitalization effected by a share exchange, wherein ISA was considered the acquirer for accounting and financial reporting purposes.

ISA was a development stage company, incorporated on February 24, 2005. Through December 31, 2012, the Company had been primarily engaged in the promotion, development and commercialization of green technologies. In view of the increased demand of water and energy, the Company began to focus on water generation, water purification, and green energy production (Waste to Energy); acquiring and licensing the rights to sell and produce related technologies and securing through collaboration with Green Tech research and developments centers in Europe, the research and development, technical maintenance, education and training related to the technology.

Where You Can Find Us

Our principal executive offices are located at 2000 Ponce de Leon Blvd., 6th Floor, Miami, Florida 33134. Our telephone number is 305-517-7330.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	A requirement to have only two years of audited financial statements and only two years of related MD&A;

●	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

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THE OFFERING

Securities Offered (1)	21,747,348 shares of the Company’s Common Stock

Common Stock Outstanding Before the Offering (2):	87,201,863

Common Stock Outstanding After the Offering (2):	87,201,863

Quotation of Common Stock	Our common stock is listed for quotation on the OTC Pink market under the symbol “EAWD”

Terms of the Offering:	The selling shareholders will determine when and how they will sell the Common Stock offered in this prospectus.

Termination of the Offering:	The offering will conclude upon the earliest of: (i) such time as all of the Common Stock has been sold pursuant to the registration statement of which this prospectus forms a part (the “Registration Statement”); or (ii) such time as all of the Common Stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds:	We are not selling any shares of the Common Stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.

Risk Factors:	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

(1) Based on 87,201,863 shares of Common Stock outstanding as of February 10, 2016.

(2) Does not include Common Stock underlying 2,200,000 options granted pursuant to stock plan that can be dilutive.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our Company and management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

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RISK FACTORS

The shares of our Common Stock being offered are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the Common Stock. Before purchasing any of the shares of Common Stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our Common Stock.

Ricks Related to Our Business

OUR ABILITY TO CONTINUE, AS A GOING CONCERN, IS IN SUBSTANTIAL DOUBT ABSENT OBTAINING ADEQUATE NEW DEBT OR EQUITY FINANCINGS.

Our continued existence is dependent upon us obtaining adequate working capital to fund all of our operations.  Working capital limitations continue to impinge on our day-to-day operations, thus contributing to continued operating losses.  Thus, if we are unable to raise funds to fund the research and development of our products, we may not be able to continue as a going concern and you will lose your investment. We have incurred accumulated operating losses since inception, have incurred operating losses in 2014 and 2013 and have working capital deficits at the end of 2014 and 2013, respectively. Our independent accounting firm has included in its report the qualification that these conditions raise a substantial doubt about the Company's ability to continue as a going concern. The report also states that the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

The severe recession, freezing of the global credit markets may adversely affect our ability to raise capital in the future. If adequate additional financing is not available on reasonable terms or at all, we may not be able to undertake expansion, we may have to modify our business plans accordingly.

Even if we do find a source of additional capital, we may not be able to negotiate favorably terms and conditions for receiving the additional capital. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICES OF RALPH HOFMEIER AND IRMA VELAZQUEZ. WITHOUT THEIR CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Ralph Hofmeier, our President and Chief Executive Officer Irma Velazquez, our COO.

WE EXPECT SIGNIFICANT COMPETITION FOR OUR PRODUCTS AND SERVICES.

Many of our competitors and potential competitors are well established and have substantially greater financial, research and development, technical, manufacturing and marketing resources than we have today. If these larger competitors decide to focus on the development of distributed power or cogeneration, they have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of these products more quickly and effectively than we can. There can also be no assurance that current and future competitors will not develop new or enhanced technologies or more cost-effective systems, and therefore, there can be no assurance that we will be successful in this competitive environment.

INTERNATIONAL REGULATION MAY ADVERSELY AFFECT OUR PLANNED PRODUCT SALES.

As a part of our marketing strategy, we plan to market and sell our products internationally. In addition to regulation by the U.S. government, those products will be subject to environmental and safety regulations in each country in which we market and sell. While we have already received regulatory approval in some countries including Mexico and India, we anticipate that regulations will vary from country to country and will vary from those of the United States. The difference in regulations and the laws of foreign countries may be significant and, in order to comply with the laws of these foreign countries, we may have to implement manufacturing changes or alter product design or marketing efforts. Any changes in our business practices or products will require response to the laws of foreign countries and will result in additional expense to the Company and either reduce or delay product sales.

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IN THE CONDUCT OF OUR business, we sometimes rely upon the use of patents OWNED by other entities or which are not exclusively owned by our company.

Our business utilizes various technologies that are the subject of patents owned by other entities or for which we do not have exclusive ownership. The use of such patented technologies is dependent upon the cooperation of such companies and our agreements with them. There can be no assurances that any of our agreements will be extended beyond their current term or that such cooperation with entities that control the patents will continue in the foreseeable future. Our success depends on our ability to continue to use the patented technology identified in this prospectus and the ability of our business colleagues to maintain patent protection for their products in the United States and in other countries and to enforce such patents. There can be no assurance that any of the patents relating to the technology that we use will be deemed valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Moreover, any patent claims relating to our technologies may not be sufficiently broad to protect our products. In addition, issued patent claims may be challenged, potentially invalidated or potentially circumvented. Our patent claims may not afford us protection against competitors with similar technology or permit the commercialization of our products without infringing third-party patents or other intellectual property rights.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are thinly traded on the OTC Pink Markets, the offering price of $1.00 per share for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value; assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Risks Related to Our Common Stock

WE WILL BE SUBJECT TO THE “PENNY STOCK” RULES WHICH WILL ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

The Securities and Exchange Commission, or the SEC, has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect the market price of our common stock will be less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares should one develop.

BECAUSE DIRECTORS AND OFFICERS CURRENTLY AND FOR THE FORESEEABLE FUTURE WILL CONTINUE TO CONTROL EAWC, IT IS NOT LIKELY THAT YOU WILL BE ABLE TO ELECT DIRECTORS OR HAVE ANY SAY IN THE POLICIES OF EAWC.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of EAWC beneficially own approximately 57.34% of our outstanding common stock.  Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our officer and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

SINCE WE INTEND TO RETAIN ANY EARNINGS FOR DEVELOPMENT OF OUR BUSINESS FOR THE FORESEEABLE FUTURE, YOU WILL LIKELY NOT RECEIVE ANY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus relates to 21,747,348 shares of our common stock, which represents approximately [25%] of our current issued and outstanding shares of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to this offering, and otherwise, the supply of our common stock will increase, which could decrease its price.

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WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company, which will negatively affect our business operations.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

WE ARE NOT REQUIRED TO FILE PROXY STATEMENTS PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, WHICH MAY IMPEDE YOUR ABILITY TO OBTAIN INFORMATION ABOUT OUR BUSINESS AND OPERATIONS.

Upon effectiveness of this registration statement we will be subject to Section 15(d) of the Exchange Act unless we file a Form 8A to register our common stock under Section 12 of the Securities Exchange Act of 1934. Pursuant to section 15(d) we are not required to file proxy statements. Proxy statements may be useful to investors in assessing corporate business decisions such as how management is paid and potential conflict-of-interest issues with auditors. Proxy statements may include but are not limited to:

●	Voting procedure and information;

●	Background information about the company's nominated directors including relevant history in the company or industry, positions on other corporate boards, and potential conflicts of interest;

●	Board compensation;

●	Executive compensation, including salary, bonus, non-equity compensation, stock awards, options, and deferred compensation. Also, information is included about perks such as personal use of company transportation, travel, and tax gross-ups. Many companies will also include pre-determined payout packages if an executive leaves the company; and

●	Who is on the audit committee, as well as a breakdown of audit and non-audit fees paid to the auditor;

We are subject to section 15(d) of the Exchange Act. We may never file a Form 8A to register our common stock under Section 12 of the Securities Exchange Act of 1934.  If we do not file a Form 8A, we are not required to file proxy statements and it may impede your ability to obtain information about our business and operations which may have a negative effect on your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling shareholders. All of the net proceeds from the sale of our Common Stock will go to the selling shareholders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the Common Stock for the selling shareholders.

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DETERMINATION OF OFFERING PRICE

The offering price of the shares of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The shares of Common Stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section are shares of Common Stock that are currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The shares of Common Stock being offered for resale by the selling shareholders consist of 21,747,348 shares.

The following table sets forth the names of the selling shareholders, the number of shares of Common Stock beneficially owned by each of the selling shareholders as of October 7, 2015 and the number of shares of Common Stock being offered by the selling shareholders. The selling shareholders received their shares of common stock from the Company by purchasing such shares at various times or such shares were issued in exchange for assets acquired by the Company or services rendered to the Company. The issuance of all shares of common stock identified in the registration statement occurred pursuant to Section 4(a)(2) of the Securities Act of 1933. All shareholders were deemed by Company principals to be “sophisticated investors” or “qualified institutional investors” at the time such shares of common stock were issued. The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling shareholders.

NAME	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	SHARES TO BE OFFERED	AMOUNT BENEFICIALLY OWNED AFTER OFFERING	PERCENT BENEFICIALLY OWNED AFTER OFFERING	POSITION OFFICE OR OTHER MATERIAL RELATIONSHIP TO THE COMPANY WITHIN LAST THREE YEARS
Linda Anderson	187,857	187,857	0	0%	Outsider investor
Archstone Capital (1)	2,500,000	2,500,000	0	0%	Outsider investor
Adam Brinckman	8,000	8,000	0	0%	Outsider investor
Philip Carson	2,500	2,500	0	0%	Outsider investor
David Chambovey	76,924	76,924	0	0%	Outsider investor
Ashley Chipman	30,000	30,000	0	0%	Outsider investor
Tiffany Chipman	30,000	30,000	0	0%	Outsider investor
Joseph Dedek	12,500	12,500	0	0%	Outsider investor
Albert Dossa	4,975	4,975	0	0%	Outsider investor
Roland Feger	268,246	268,246	0	0%	Outsider investor
Douglas Flaute	20,000	20,000	0	0%	Outsider investor
Kathleen Forrester	1,334	1,334	0	0%	Outsider investor
Rick Fuerstenau	4,000	4,000	0	0%	Outsider investor
Mark George	232,500	232,500	0	0%	Outsider investor
Hans V. Glattli	240,000	240,000	0	0%	Outsider investor

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Green Dimension Ltd. (2)	221,667	221,667	0	0%	Outsider investor
Julian Hamburger	1,500	1,500	0	0%	Outsider investor
Qaiser Hassan	5,000	5,000	0	0%	Outsider investor
David Hawkins	30,683	30,683	0	0%	Outsider investor
Thomas Hewitt	20,000	20,000	0	0%	Outsider investor
Eugene Hunt	16,000	16,000	0	0%	Outsider investor
Mark Johnson	20,000	20,000	0	0%	Outsider investor
George Jordan	8,000	8,000	0	0%	Outsider investor
Avi Keinan	50,000	50,000	0	0%	Outsider investor
Keystone Ventures (3)	466,783	466,783	0	0%	Outsider investor
Jeffrey Lagrew	10,000	10,000	0	0%	Outsider investor
Christian Lherisson	1,236,669	1,236,669	0	0%	Outsider investor
Timothy Meisner	25,000	25,000	0	0%	Outsider investor
Mayan Metzler Leicht	23,333	23,333	0	0%	Outsider investor
Guy Merezky	5,000	5,000	0	0%	Outsider investor
Dominique Morand	42,345	42,345	0	0%	Outsider investor
Ilona Muenzer	23,530	23,530	0	0%	Outsider investor
Li San Ong	366,782	366,782	0	0%	Outsider investor
Ana Beatrice Oregano	19,141	19,141	0	0%	Service Provider
Clyde Parks	300,000	300,000	0	0%	Outsider investor
Frank Petrusnek	7,500	7,500	0	0%	Outsider investor
Jaqueline Richardson	2,500	2,500	0	0%	Outsider investor
Laurent Roten	60,000	60,000	0	0%	Outsider investor
Frederieke Shoute	15,000	15,000	0	0%	Outsider investor
William Schrader	5,000	5,000	0	0%	Outsider investor
Lloyd Telfort	25,000	25,000	0	0%	Outsider investor
Michael Thieren	11,000	11,000	0	0%	Outsider investor
Jean Luis Toffel	80,000	80,000	0	0%	Outsider investor
John Vandenberghe	300,000	300,000	0	0%	Outsider investor
Yaron Weinberg	20,000	20,000	0	0%	Outsider investor
Paul Westhof	50,000	50,000	0	0%	Outsider investor
Tigertail Real Estate (4)	20,000	20,000	0	0%	Outsider investor
Lherisson Viridiana/ AGI Funding	5,084,468	5,084,468	0	0%	Outsider investor
Andrea Hofmeier	8,000,000	8,000,000	0	0%	Ralph Hofmeier’s Divorced Wife
Patricia Elias	20,000	20,000	0	0%	Service Supplier
Pierre Alain Frey	14,050	14,050	0	0%	Service Supplier
Ana Beatrice Dominguez	18,561	18,561	0	0%	Service Supplier
Corey Hoffman	415,000	415,000	0	0%	Corporate Legal Counsel
Chris Jessenberger	108,000	108,000	0	0%	Service Supplier
Diego Andres Lherisson	10,000	10,000	0	0%	Service Supplier
Leticia V. de Meerettig	50,000	50,000	0	0%	Service Supplier
Mike & Leticia Meerettig	25,000	25,000	0	0%	Service Supplier
ORMA, S.A. Switzerland (6)	150,000	150,000	0	0%	Equipment Supplier
Pillow Hog Ventures (7)	510,000	510,000	0	0%	Service Supplier
Andreas Rassmussen	76,000	76,000	0	0%	Service Supplier
Tina Reine	60,000	60,000	0	0%	Service Supplier
Svein Viland	100,000	100,000	0	0%	License Vendor

(1)	Ibrahim Almagarby has voting and dispositive power over Archstone Capital.
(2)	Jaqueline Yung] has voting and dispositive power over Keystone Ventures
(3)	Sagi Green has voting and dispositive power over Green Dimension Ltd.
(4)	Tony Scarnavacca as voting and dispositive power over Tigertail Real Estate
(5)	Benjamin Leuenberger has voting and dispositive power over ORMA, S.A.
(6)	Matthew Chipman has voting and dispositive power over Pillow Hog Ventures.
(7)	Based on 87,201,863 shares of Common Stock issued and outstanding as of February 11, 2016.

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PLAN OF DISTRIBUTION

This prospectus is to be used by the Selling Security Holders in connection with a potential resale by certain Seller Security Holders of up to an aggregate of 21,747,348 shares of the registrant’s Common Stock.

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be affected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the Registration Statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling shareholders are broker-dealers or affiliates of broker dealers. We will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act

The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

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DESCRIPTION OF SECURITIES

Authorized Capital and Preferred Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share and 500,000,000 shares preferred stock, par value $0.001 per share. As of February 11, 2016, there were 87,201,863 shares of common stock outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Holders of shares of Common Stock are not entitled cumulative voting for electing members of the Board. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of the Company’s securities.

Preferred Stock

Of the 500,000,000 shares of preferred stock authorized, there are no shares issued or outstanding.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

The Company does not currently have any warrants issued or outstanding.

Options

On January 2, 2012, the Company’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”).  The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employees members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s common stock.

A summary of information regarding the Company’s common stock options outstanding is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2012	2,200,000	$0.10	8
Issued	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2013	2,200,000	0.10	7
Issued	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2014	2,200,000	$0.10	6
Issued	-	-	-
Exercised	-	-	-
Outstanding at September 30, 2015	2,200,000	$0.10	5.3

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The above outstanding options were granted to a former Company executive. Of these options, 1,240,000 shares were vested and exercisable at December 31, 2012. During the years ended December 31, 2014 and 2013 and the nine months ended September 30, 2015, the Company recognized stock-based compensation expense of approximately $12,000, $12,000 and $9,000, respectively, related to stock options. The weighted-average grant date fair value of each option was estimated to approximate $.05 using the Black Scholes valuation methodology. As of December 31, 2014 and September 30, 2015, there was approximately $24,000 and $15,000, of total unrecognized compensation costs related to non-vested stock options, which is to be recognized over the next 1.5 years.

The fair value of stock options granted of $0.05 per share was calculated using the Black-Scholes option pricing model based on the following assumptions; risk free interest rate of 1.89%, expected volatility of 317.38%, expected option terms of 9.08 years and no expected dividend yield.

Expected volatility is based on historical volatility of the Company and other comparable companies. Short Term U.S. Treasury rates were utilized. The expected term of the options was calculated using the alternative simplified method permitted by SAB 107, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

The following table summarizes the activity of non-vested employee stock options:

	Number of Non-Vested Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2012	960,000	$48,000
Granted	-	-
Vested	240,000	12,000
Forfeited	-	-
Outstanding at December 31, 2013	720,000	36,000
Granted	-	-
Vested	240,000	12,000
Forfeited	-	-
Outstanding at December 31, 2014	480,000	$24,000
Granted	-	-
Vested	180,000	9,000
Forfeited	-	-
Outstanding at September 30, 2015	300,000	$15,000

Transfer Agent and Registrar

Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601, Phone: (201) 820-2008, Fax: (201) 820-2010.

Listing

Our common stock is currently quoted on the OTC Pink Market under the symbol “EAWD”; however, our securities are currently highly illiquid, and subject to large swings in trading price, and are only traded on a sporadic and limited basis. On February 11, 2016, the last reported sale price per share for our common stock as reported was $1.38.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements as of December 31, 2014 and 2013 and each of the years then ended included in this prospectus and the registration statement have been audited by Mallah Furman to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the Common Stock hereby will be passed upon for us by Law Office of Clifford J. Hunt, P.A. 8200 Seminole Boulevard Seminole, Florida 33772. Neither Mr. Hunt nor his law firm has any direct or indirect ownership interest in any of the shares of capital stock of our Company.

DESCRIPTION OF BUSINESS

Overview

 The Company focuses on green sustainable solutions to generate and purify water, as well as the production and reproduction of energy. EAWC is primarily engaged in the promotion, development and commercialization of green technologies. In light of the increased demand for water and energy around the world, the Company and its partners develop, manufacture, distribute and operate water generation, water purification, and green energy production (Waste to Energy) technologies. http://www.eawctechnologies.com

Company History

Merger Agreement

Eurosport Active World Corporation (the “Company”) (formerly Eagle International Holdings Group Inc. or “EIH”), was incorporated under the laws of the State of Florida on August 23, 2000. EIH was a shell entity that was in the market to merge with an operating company.

On March 17, 2008, EIH entered into an Agreement and Plan of Acquisition (the “Merger Agreement”) with Inko Sport America, LLC (“ISA”), a Florida privately held Limited Liability Company. In connection with the closing of the Merger Agreement, ISA merged with and into EIH effective May 07, 2008, with the filing of the Merger Agreement with the Florida Secretary of State.

Pursuant to the terms and conditions of the Merger Agreement:

●	As a precondition of the consummation of the merger transaction, a reverse stock split of EIH common stock was consummated on a one for 1,000 basis pursuant to which each 1,000 outstanding shares of EIH common stock was converted into one share of EAWC common stock. After giving effect to the reverse stock split, the authorized capital stock of EIH immediately prior to the closing of the Merger Agreement consisted of one billion shares of EIH common stock, of which 106,214 shares (as a result of the reverse stock split) was issued and outstanding with former EIH shareholders.

●	After the reverse stock split, the merged companies ISA & EIH will operate under the name of Eurosport Active World Corp (EAWC) and issuance of 20,500,000 (approximately 99% of the issued and outstanding common stock of the Company).

●	Concurrent with the closing of the Merger Agreement, 4,394,044 shares of common stock were issued to EIH’s majority shareholder and officer, Michael Farkas, for the satisfaction of obligations payable to him; and

●	Immediately after the closing of the Merger Agreement, EAWC adopted ISA’s business plan and changed its name to Eurosport Active World Corp (“EAWC”). Further, upon completion of the merger, the prior officers and directors of EIH resigned and the current officers and directors of the Company were appointed to their positions.

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This transaction was accounted for as a recapitalization effected by a share exchange, wherein ISA was considered the acquirer for accounting and financial reporting purposes.

ISA was a development stage company, incorporated on February 24, 2005 in the State of Florida. Through December 31, 2012, the Company had been primarily engaged in the promotion, development and commercialization of green technologies. In view of the increased demand of water and energy, the Company began to focus its business goals on water generation, water purification, and green energy production (Waste to Energy); acquiring and licensing the rights to sell and produce related technologies and securing through collaboration with Green Tech research and developments centers in Europe, the research and development, technical maintenance, education and training related to the technology.

We were formed as a Green tech platform of renewable technologies industry. The Green Tech industry is subject to constant evolving due to ongoing water scarcity as well as energy increased need, thereby making it a rapidly growing up market. The Green tech industry is complex, because still require much promotion and information about its potential to be known furthermore regulations in each country are different in a way that several segments are regulated by both federal and state governments. EAWC’s approach assists general business operations with the growth and development of their business, by ensuring the efficient, profitable and sustainable supply/generation of water and energy as required; allowing our potential customers to focus on the business while been sustainable on its development. By using the technologies/services provided by EAWC, our clients are free to focus on compliance with performance of their operations as well as with the water and energy consumption or generation regulations within their industry, and to complete their primary business goals.

We continue to be a development stage company. We have not yet generated any revenue from our operations. We presently have only two employees, our Chief Executive Officer, Ralph Hofmeier and our Chief Operating Officer, Irma Velasquez. We presently rely on third parties to manufacture our products, sell and distribute them.

EUROSPORT ACTIVE WORLD CORP focuses on four main aspects of the Water and Energy business: Generation, Supply, Commercialization and Waste to Energy. Assisting business owners and/or municipalities to build profitable and sustainable supply/generation of water and energy as required; by selling them the required technology or technical service to enhance its productivity/operability. With its technical arm (Swiss Water Tech R&D) and it global network of vendors, the company would add sustainable added value to each of the projects.

Our programs will be tailored to meet the needs and requests of our clients. We will assist our clients with growth by increasing their customer base and assisting their operations and growth management in new markets.

We will provide customized technologies and technical services, based upon client preference, which may include any or all of the following:

●	Water/Energy Generation

●	Waste to Energy Plants

●	Technical assistance

●	Strategic and financial partnering;

●	Project management;

The company has consulted on a number of projects on a pro-bono basis to establish a strong corporate history toward obtaining a strong sales client base. The cost of our technologies and/or for our services will be dependent upon particularities of the needs of supplying/generation water or energy of each project/client company and the complexity of the client/project company business. EAWC Technical consulting fees will be negotiated and established based upon factors such as the level of services requested by the client.

Thus far we have marketed our technologies and services primarily to the private sector and some municipalities of the states of California, Nevada, Florida and Alaska in the United States of America (the “U.S.”) as well in other countries of the American Continent such as Mexico, Puerto Rico and Chile, to mention some of them and other countries of the African Continent such as South Africa and Kenya and India in the Asian Continent. EAWC has been doing business development since its reactivation in April 2012. Ralph Hofmeier, our president has been involved in the company since inception and is the founder, as well as Ms. Irma Velazquez our COO. We focus on geographic areas, projects and budget levels where we believe there are significant demand for our technologies & services and the potential for attractive returns to our company and investors. We do not consider our company to be a “blank check company” as such term is defined in Securities and Exchange Commission Rule 419; however, we are a company with minimal revenues and limited operations and our auditor has expressed substantial doubt about our ability to continue as a going concern. The company has no present plans to be acquired or to merge with another company nor does the company, nor any of its shareholders, have plans to enter into a change of control or similar transaction The company does now and will continue to operate as a Green Tech commercial company, on an income-based sales and technical services through our agreements with the Swiss Water Tech R&D Centre, for independent clients requiring our technologies, expertise, experience and international contact networks. Any acquisitions that the company may make in the future, would be of companies similar in nature to our own, operating in similar or complementary industry segments or geographic location; that would provide EAWC with new growth opportunities or competitive advantage.  However, even though our business plan does contemplate potential growth through the acquisition of specialty service providers and other independent consulting services companies that would complement our business plan we are first and foremost a Green Tech company EAWC anticipates growth through the consolidation of sales of technologies and consulting service providers.

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We believe that our conduct to date evidences significant, bona fide business operations and a scenario that is wholly inapposite to any attempt to create the mere appearance of a specific business plan and effort to avoid the application of Rule 419.

The Company is focused on addressing areas of business, which concentrate on new technological and engineering concepts relating to Water and Energy generation as well as Waste to Energy development and those related components that assist in advancing the Green Tech industry. These include:

●	Advancement of Atmosphere Water Generators, Energy self sufficient supply;

●	Advance new ideas on Waste to Energy implementation;

●	Small, Hi-energy cost effective generators;

●	New Syn Gas Engine/Motor Design, prototyping and manufacture.

The founders of Eurosport Active World Corp have extensive experience in both the technical development and operation processes aspects associated with this industry, and for this reason, we intend to enhance the collaboration with its today technical provider the Research & Development Centre (SWATE) to ensure the provision of the technical advice services and expended when required on a contractual basis, to project owners that acquire the EAWC Technologies.

Agreements with Swiss Water Tech Research and Development S.A.

Effective February 1, 2013, and as amended on June 29, 2015, the Company entered into an exclusive Technology Transfer Agreement and License Agreement (the "Technology Transfer and License Agreement") for a period of ten years with Swiss Water Tech Research & Development S.A. (“SWATE”), an entity owned and controlled by the Company's Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE: (a) will transfer to the Company the license to manufacture products developed by SWATE; (b) all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and (c) will grant the Company the use of certain related trademarks. If the Company generates as a result of the products and licenses related to the Technology Transfer and License Agreement, the Company is to pay to SWATE a minimum annual royalty fee stipulated in the agreement plus five percent of revenue generated. Since the Company has not generated revenues, during 2013 the Company accrued the minimum fee of approximately $542,000 in accordance with the terms of the agreement. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

As part of the exclusive Technology Transfer and License Agreement, on February 1, 2013, the Company was required to pay a non-refundable front-end fee of $6 million in exchange for the use of newly developed systems, concepts and license of patent and trademark. The Company satisfied the required payment through the issuance of 6 million shares of its common stock, valued at $1.00 per share. During 2013, the Company recognized amortization expense in the amount of $550,000. On December 31, 2013 the Company evaluated the unamortized asset for impairment and determined that due to its inability to secure revenue generating commercial contracts, the recoverability of this asset in future periods was doubtful. Accordingly, the Company fully impaired the remaining unamortized value of the front-end fee of $5,450,000. Our transactions with related parties were valued at zero dollars ($0.00) and values ascribed to securities utilized in such transactions were determined arbitrarily and have no relationship to book value or any traditional market values.

Effective February 1, 2013, the Company also entered into an International Service Contract with SWATE (the "SWATE Service Contract"). Under this agreement, SWATE will provide operations management, engineering and technical services to the Company. These services include:

Financial and Accounting Matters – SWATE shall maintain the Company’s general ledger, accounts receivable and accounts payable records, and fixed asset records and provide billing and collection services. SWATE shall also provide, or cause to be provided to client, payroll services, including assistance with regulatory compliance matters.

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Insurance Matters – SWATE shall provide or cause to be provided to the Company, insurance with the coverage, insurers and maximum deductibles as will be requested by the Company via a written notice. All such insurance policies shall add the Company as an additional named insured, and such insurers shall be required to provide the Company with no less than 30 days’ prior written notice of any change or cancellation of any such insurance. In the event of any such potential change that may have a materially adverse effect on the Company, or in the event of potential cancellation, Company shall be entitled to secure replacement insurance at its own cost.

IT Services – SWATE shall provide certain general information technology services and infrastructure including assistance with installation, and maintenance of telephonic and computer equipment. SWATE shall also provide the Company with the use of SWATE’s existing and future telephone automatic call distribution networks and systems and email systems. SWATE shall provide such technical support and maintenance as the Company reasonably requests for the Company and its clients.

Web Hosting and Maintenance of Client Web Site – SWATE will provide Web hosting and maintenance services for the Company website. In consideration of hosting and maintaining the Company website, Company transfers to SWATE the right to use the Company website has its own website in its efforts to sell the Company’s products.

Customer Support – SWATE shall provide and perform such services related to technical assistance to the Company’s and user customers and distributors, customer training and any other tasks relating to servicing the Company’s customers and distributors.

Supply Chain Management – SWATE shall provide and perform such services related to the delivery of physical Company packages to the Company’s distributors or end-user customers; provided that the cost of these services to the Company will equal Administrative Services compensation plus other direct costs and expenses related to packaging and shipping.

Development Support – SWATE shall perform such specific consulting projects and research projects for the Company business development, from time to time, as requested by the Company and upon such terms as may be agreed upon between the Company and SWATE; provided that the cost of the services will equal SWATE’s salary and benefits costs for the employee-developers and other direct costs and expenses, plus fifteen percent (15%).

Other Services Provided – SWATE shall provide and perform such other services, as shall be requested by the Company and agreed upon between the Company and SWATE, from time to time, at such price and upon such terms as agreed.

The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000 plus out-of-pocket expenses.

SWATE is a Swiss research and development company with access to patent and certain scientific and technical resources. As a result of the above agreements, the Company has a variable implicit interest in SWATE, however it is not its primary beneficiary, does not provide any explicit or implied financial support and therefore does not consolidate SWATE's financial statements in its consolidated financial statements.

Other Acquisitions

During 2012, the Company agreed to issue an aggregate of 25,300,000 shares of common stock in connection with its acquisitions of Powermax Energy & Business Solution, Inc. (“Powermax Energy”), Powermax Green Technologies, LLC (“Powermax Green Technologies”), Green Environmental Management LLC (“GEM”); Swiss Green Solutions, Srl (“Swiss Green Solutions”) and International Supply & Support-African Sunlight-Solstrom (“African Sunlight”). The latter entities were inactive and except for “African Sunlight” were acquired from current officers and directors of the Company; consequently, the equity interest issued were recorded at an amount equal to the carrying amount of the net assets related to the latter entities.

During 2013, the Company issued common stock pursuant to its 2012 acquisition of Swiss Green Solutions, a corporation originally organized in Switzerland. In connection with this acquisition the Company acquired all of the ownership interest in Swiss Green Solutions in exchange for 8,000,000 shares of the Company's common stock valued at par. The Company acquired Swiss Green Solutions to secure design patent No. 138,065 for the Solar Power Water Purification System and all related technical designs and materials.

During 2013, the Company issued common stock pursuant to its 2012 acquisition of African Sunlight, a corporation originally organized in Norway. In connection with this acquisition the Company acquired all of the ownership interest in African Sunlight in exchange for 50,000 shares of the Company's common stock valued at $1 per share. The Company acquired African Sunlight to secure a vendor accreditation that allows the Company to supply green technologies to the United Nations members.

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Powermax Energy & Business Solution, Inc. is 100% owned by Ralph Hofmeier, the CEO of EAWC. The Company secured the licensee rights for the core technologies for water and energy products from the patent owners of the technologies, AQUA SOCIETY GmbH, Germany. With the license, EAWC has the right to sell, manufacture and develop the core technologies of water and energy equipment for ninety-nine years across the world. In certain countries like Mexico, Latin America and the United Sates, EAWC was granted exclusive rights from Powermax. With the acquisition of Swiss Green Solution, a Swiss entity owned by Irma Velazquez, the COO of EAWC, EAWC will complete the water equipment technologies with a Swiss water purification concept based on Swiss Solar technology. Swiss Green Solution already has a stronghold in Mexico and has become the Exclusive Regional distributer of EAWC in Latin America.

The acquisition of Powermax Green Technologies LLC gave EAWC access to a strong sales force and agents in around the globe. With distribution and agents in more than 30 countries, EAWC has the ability to sell and distribute its products around the world. To date, this sales network already brought in five projects, with a value of more than $170 million. These five projects are in the early stages of development, while the Company conducts feasibility studies and seeks financing approval.

With the 50% acquisition of Green Environmental Management (GEM) from Texas, EAWC has direct access to several Swiss and US Universities for environmental studies and support. GEM was owned to 50% from Irma Velazquez. EAWC was already a 50% owner of GEM and just took over 100% of GEM.

Our Vision

The mission of EAWC is to provide sustainable energy systems based on high efficiency and renewable sources as well as smart grid and storage solutions. Through a combination of the AquaTech, EnergyTech and Waste management assisted technologies, we believe that it is possible to create a completely self-sufficient energy generation and water production system, which can be used at the same time to meet the potable water requirements as well as the electrical energy needs of businesses, communities and entire States like California. We have not yet realized any of the above results from the operations of our business.

EAWC is promoting green technology solution through its large network of distributers and agents worldwide. EAWC engages in patented German, Swiss & US technologies such as: Atmosphere Water Generators (AWGs), CO2-free energy production (Steam Energy Generators), Plasma-assisted gasification & sterilizations systems, Solar-powered Water Purification Systems, as well in solar and wind energy solutions (own developments).

Today EAWC has a network of proprietary technology, technology transfer agreements and technology representation agreements that cover nearly every aspect of renewable energy and water supply.

The Company maintains a partnership with a Swiss Water Tech Research & Development Centre to be the technical arm and provide technical services to the Company and it clients and distributors. The post-sales technical assistance, maintenance, training and education are delivered in a synergistic package that is enhanced by this relationship.

One of the key unique selling features and capabilities of the Company is the combination of the different disciplines of water, energy and waste management. EAWC Technologies offers closed loop elemental recycling systems that safely destroy waste and produces commodity products.

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The EAWC- WtE system achieves this without producing harmful, noxious or dangerous by-products, effluents or emissions. The materials fed into the process are in actual feed -stocks, once regarded as waste. The departments of our Company are broken down below:

Atmosphere Water Generators (AWGs) & Aqua Mission Systems

The AWGs produce pure potable water from the air´s humidity. The system produces sufficient quantities of portable water even in very dry and hot climate conditions. AWG plants can be scaled to almost any size, community and/or population. Atmosphere Water Generators are largely used in Asia and African countries. The main producers for AWGs, which are based on dehumidifying, come from China. Almost every US based AWG brand is supplied by manufacturers in China. EAWC uses 80 year proven German technology for condensate water from the air based on A/C technology. This concept allows a higher performance and larger quantity of water because of the use of high amounts of air. With the tech-agreement with Swiss Water Tech, S.A. (SWATE), a company 100% owned by Irma Velazquez and Ralph Hofmeier, SWATE developed specially for the California market the OCTAGON AWG system. This system is based on the German patent for AWG Tech from AQUA SOCIETY GmbH, Germany. EAWC has the rights for ninety-nine years to use the German technology. The developed OCTAGON model line is different in size from the standard AM water generator line. The OCTAGON is energy self-sufficient and can condense unlimited amounts of water out of the atmosphere. SWATE allowed EAWC the use of this development, which can be used in many other countries around the world that deal with issues of water scarcity. EAWC plans to introduce the OCTAGON to the U.N. in the last fiscal quarter of 2016, with the hopes of supplying it to large refugee camps around the world in need of fresh water. The first deployment of the OCTAGON will be at the second fiscal quarter of 2016 in California to supply the water needed to farmers.

The AWGs work by first inhaling large volumes of air, then cooling the air down to the dew point, and finally collecting, filtering and mineralizing the resulting condensed water. Through this process, pure drinking water is created that meets the quality standards of the World Health Organization (WHO). In regions with high temperatures and high humidity levels, a single machine can generate up to 50,000 liters or 15,000 gallons of water per day. The OCTAGON line starts at 150,000 gallons and can expanded the water supply to ONE acre-feet/day.

Solar Power Water Purification Systems

EAWC Technologies was created to respond to the growing need of drinking water and proposes a water purification solution utilizing solar, photovoltaic energy and, when applicable, a mini- windmill or an alternate source of renewable energy. The system is ready to be built from SWATE and delivered on demand. The first unit will be placed in California as part of a pilot program, along with the AWG model lines, OCTAGON & AM.

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Seawater, lake water, river water or stagnant water is passed through several stages of purification and treatment until it is rendered drinkable as per World Health Organization standards. In the case of sea or stagnant water, we recommend a treatment via reverse osmosis membranes, which permits the retention of dissolved solids and results in obtaining water of drinking quality. If the water being treated emanates from lakes or rivers, we recommend treatment via an ultrafiltration membrane which functions by retaining suspended materials such as colloids, viruses and bacteria. The systems proposed by EAWC Technologies are containerized and contain all equipment necessary to function in a perfectly autonomous fashion, notably due to a system of automatic cleansing, which can be accessed from a distance via satellite or Internet. Moreover, the machines also use available, renewable energy sources such as solar or wind. The system is proven from SWATE and certified, ready to be deployed on demand.

Steam Energy Generators

In a world where the goal of zero carbon factories, cities and economies is a priority for individuals, corporations and governments, the Energy Module offers zero carbon power generation in a simple, economical and reliable system.

The waste heat given off in industrial processes in the low-temperature range (up to 100°C) constitutes an energy potential in all industrialized countries that is substantially untapped. EAWC Technologies offers a novel process for generating electric current from low-temperature heat, thereby capturing the potential from this lost heat produced in many industrial processes to be capitalized. In addition to its potential using wasted heat sources, the process can also utilize heat from other sources for the generation of electricity, including solar energy, geothermal heat, or technically conditioned waste heat flows from power stations and combined heat and power (CHP) plants. Through the specific utilization of low-temperature heat for the generation of electricity, a major worldwide contribution can be made in reducing the consumption of fossil energy resources and cutting CO2 emissions. The system is patented and owned from AQUA SOCIETY GmbH, Germany. EAWC has the rights, worldwide, to sell the proven technology. On sale already for over five years in Germany, EAWC’s exclusive distributor is in the process of obtaining $16 million of financing necessary to build a prototype installation, which is scheduled to become operational in early 2016. The facility will not only be used to demo the technology to potential suppliers but will also generate revenue through the sale of generated electricity.

Plasma Converter System (PCS)

One of the primary strengths and capabilities of the Company is the synergistic combination of the complimenting disciplines of water, energy and waste management. EAWC Technologies offers a closed-loop elemental recycling system that safely destroys waste and produces commodity products. The EAWC WtE system achieves this without producing harmful, noxious or dangerous by-products, effluents or emissions. The materials fed into the process are actual feed stocks, once regarded as wastes.

The PCS is a gas converter ionizes to become an effective electrical conductor and produces a lightning-like arc of electricity that is the source of intense energy transferred to the waste material as radiant energy. The arc in the plasma plume within the vessel can be as high as 30,000°F or 16,650°C.

The PCS is an electrochemical system powered by electricity that causes the dissociation (breaking apart) of the molecular bonds of solid, liquid and gaseous compounds or materials of both hazardous and nonhazardous wastes (feedstock) organic and inorganic. Within the PCS, the molecules of the waste material are separated into their elemental components (atoms), and then reformed into recoverable nonhazardous commodity products ready for commercial use.

The PCS process is not a burning operation within incinerator. The PCS is igniting ionized gas from electric spark like in a neon light bulb. Patent the first time in 1804 in Germany, the gasification system was widely used in Europe till the mid- 1940s. The “Synthetic Gas” produced out of the organic/carbon based material can be used to power an internal combustion engine or a turbine to run an electrical generator. Today, over 400 gasification plants to process wastes are in use. Mostly in Europe, the gas is used to produce electricity or clean fuel. (www.gasification.org)

The Plasma Converter is computer controlled and easy to use. It operates at normal atmospheric pressure, safely by quietly generating sustainable power. Significant valuable resources can be created from the use of the Plasma Converter. For example, 1,000 tons-per-day of waste that is processed by a typical large municipality can be harnessed emission free and converted safely into syngas. The operation’s daily output of syngas can be used to produce millions of cubic feet of valuable hydrogen gas. In a typical 1000 tons-per-day operation, the 7.8 million Plasma Converter could theoretically pay for itself in well under two years. Here’s how: Landfill usage “Tipping Fees” run from an average $35 to over $100 per ton in high population areas. These costs, along with hauling fees, could be reduced by up to $75 per-ton / per-day by Plasma-Converting the waste and selling the electric, water, gas, and solid by-products, instead of paying the costs of a landfill.

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Plasma Assisted Sterilization Process

The Plasma Arc Flow™ is a patented technology that converts most liquid waste into a clean fuel called Syngas. It works by moving the target liquid waste through a submerged electric arc between two electrodes. The arc decomposes the liquid molecules into atoms and forms a plasma around the tips of the electrodes. At about 10,000°F / 5,500 °C the plasma arc flow moves the plasma away from the electrodes and controls the formation of “Syngas” that rises to the surface for collection. This US certified and Patent technology intended solely to sterilize target liquid wastes such as sewage, agricultural wastes or any effluent where eliminating bacteriological activity is beneficial to convert the waste liquid into a fertilizer and/or irrigation water. These results of processing toxic liquid are completely sterilized (US Lab proven). EAWC has the sole rights granted to sell the technology in Mexico.

Worldwide Partnerships and Business opportunities

EAWC already has agents and dealers strategically placed around the world. The Company has sales agents in Switzerland, Mexico and Miami. The Company also has dealers located in Las Vegas Nevada, India, Pakistan, Canada, Australia, Colombia, Nepal and Kenya. In total, we work with 34 agents and distributers to promote and sell EAWC technologies. Their compensation is commission-based.

With agents located around the world, the Company intends to have a presence in all the most important markets in the world in need of Energy, Fresh water and Waste to Energy Solutions.

Competition

The atmospheric water generator and water purification and bottled water industries are highly competitive. Our main competitors at this time are Ambient Water (AWGI), Quest Water (QWTR) and Westinghouse Plasma Technology. This market segment includes numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad. In addition, the market is highly sensitive to the introduction of new products and technologies that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon its successful introduction and consumer acceptance of new products. Although our products bear our own exclusive branding, we expect that the competition will intensify in the future, since our competitors can and may duplicate similar products or services to those offered by us.

Government Regulation

The manufacturing, processing, testing, packaging, labeling and advertising of the products that we sell may be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Community Supported Agriculture in North America, the United States Department of Agriculture, the Environmental Protection Agency, the standards provided by the United States Public Health Authority and the World Health Organization for drinking water. These activities may also be regulated by various agencies of the states, localities and foreign countries in which consumers reside. Currently, the Company’s products are not subject to any governmental regulation although it is possible that the FDA may choose to regulate the quality of water produced from atmospheric water generating machines.

Since the Company may be subject to a wide range of regulation covering every aspect of our business as mentioned above, it cannot predict the nature of any future U.S. laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on the business in the future. Although the regulation of water is less restrictive than that of drugs and food additives, we cannot offer assurance that the current statutory scheme and regulations applicable to water will remain less restrictive. Further, we cannot assure you that, under existing laws and regulations, or if more stringent statutes are enacted, regulations are promulgated or enforcement policies are adopted, we are or will be in compliance with these existing or new statutes, regulations or enforcement policies without incurring material expenses or adjusting our business strategy. Any laws, regulations, enforcement policies, interpretations or applications applicable to our business could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

Employees

As of October 15, 2015, we currently have 2 full time employees. Over time, we may be required to hire employees or engage independent contractors in order to execute various projects necessary to grow and develop the business. These decisions will be made by our officers and directors, if and when appropriate. We work with approximately 34 agents and brokers around the world to promote the Company and sell our technologies. These agents and brokers are independent contractors and are compensated solely based on commission.

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DESCRIPTION OF PROPERTY

Our principal executive office is located at 2000 Ponce de Leon Blvd., 6th Floor, Miami, Florida 33134. Our telephone number is (305) 517-7330.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our Common Stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Price Range of Common Stock

Our common stock is currently quoted on the OTC Pink Market maintained by OTC Markets Group, Inc. under the symbol “EAWD”. Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

On February 11 2016, the closing price of our Common Stock was $1.38 per share as reported on the OTC Pink Marketplace.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders

As of February 10, 2016 we had 610 record holders of our common stock, holding 87,201,863 shares of common stock.

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Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Securities authorized for issuance under equity compensation plans

Not applicable.

FINANCIAL STATEMENTS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the nine months ended September 30, 2015 and 2014 and the fiscal years ended December 31, 2014 and 2013 should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this Registration Statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.  See “Forward-Looking Statements.”

Overview

The mission of EAWC is to provide sustainable energy systems based on high efficiency and renewable sources as well as smart grid and storage solutions. Through a combination of the AquaTech, EnergyTech and Waste management assisted technologies, we believe it is possible to create a completely self-sufficient energy generation and water production system, which can be used at the same time to meet the potable water requirements as well as the electrical energy needs of communities.

EAWC plans to promote, develop, manufacture and commercialize green technologies. EAWC engages in patented technologies such as: Atmosphere Water Generators (AWGs), CO2-free energy production (Steam Energy Generators), Plasma-assisted gasification & sterilizations systems, Solar-powered Water Purification Systems, as well as solar and wind energy solutions.

12 Month Growth Strategy and Milestones

While a strategic and wisely executed sales marketing campaign is key to expanding our customer base; providing new, cutting-edge, innovative technologies developed and implemented for our clients, will provide a solid platform upon which our operations will continue to grow and deliver long-term success.

Note: The following milestones are based on the company's business development strategy, which will require capital to execute.

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0-3 Months

$500,000

Provided by operations and or equity/debt offering

Establish a bigger office in Miami.

Supplemental technical and admin resources and personnel.

Travel to ongoing projects (Mexico, India & Switzerland)

4-6 Months

$400,000

Provided by operations and or equity/debt offering

Defining technical and engineering requirements to enhance technical services.

Continue marketing of those sectors and industries to which EAWC anticipates providing its Technologies and technical services.

Web site development and promotional events.

Travel to relevant industry association events and trade shows.

7-12 Months

$2,500,000

Provided by operations and or equity/debt offering

Discussions with interested companies (Green Tech development institutions, companies and manufacturers) to begin establishing joint research and development projects.

Acquisition of new equipment to increase the company's core capabilities and to enable it to provide its clients with value added technical contract.

New clients will be brought in along with a growing staff to accommodate the growing demand accordingly.

R&D institutions will then be approached for larger possible joint ventures which will see a separate revenue income.

We therefore EAWC expect to incur the above costs in the next 12 months in connection with our ongoing business operations. We expect to generate income from the sales of our Distributors as identified bellow. We also will most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933.

Revenue Generation:

●	A sales contract with our Mexican distributor (an affiliate) for a Waste to Energy Plant to be delivered in Chiapas, Mexico has been signed. We believe the project could generate revenue of up to US$4,800,000 given the performance milestones stipulated in the contract, that revenue could be recognized over the first and second quarters of 2016.

●	Another Proposal for a Waste to Energy Plant in Ciudad Juarez Chihuahua, Mexico has been provided to our Mexican distributor (an affiliate) to proceed with the feasibility study. Upon completion of this study we believe that a sales contract when signed, could generate revenue up to US$3,300,000. We forecast that revenue to be recognized by the end of the third quarter of 2016.

●	A sales proposal for a Waste to Energy Plant in Kenya has been provided to The Client and a sales contract has been prepared for execution. If executed, this sale has the potential to generate revenue of approximately US$7,900,000 through the end of the second quarter of 2016.

●	Other proposals that we have submitted are the subject of current negotiations.

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Critical Accounting Policies and Estimates

Our consolidated financial statements included elsewhere in this prospectus are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience, as appropriate, and on various other assumptions that we believe to be reasonable under the circumstances. Changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the following critical accounting policies involve a greater degree of judgment and complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include estimates relating to the determination of impairment of assets, the useful life of property and equipment, the determination of the fair value of stock-based payments, and the recoverability of deferred income tax assets.

Income taxes

We record our provision for income taxes in our consolidated statements of operations by estimating our taxes in each of the jurisdictions in which we operate. We estimate our actual current tax exposure together with assessing temporary differences arising from differing treatment of items recognized for financial reporting versus tax return purposes. These differences result in deferred tax assets, which are included in our consolidated balance sheets. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in our consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carry forwards are utilized. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amount expected to be realized.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We make these estimates and judgments about our future taxable income that are based on assumptions that are consistent with our future plans. As of September 30, 2015, we had recorded a full valuation allowance on our U.S. net deferred tax assets because we expect that it is more likely than not that our deferred tax assets will not be realized in the foreseeable future. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially impacted.

Stock-Based Payments

The Company applies the fair value method of ASC 718, “Share Based Payment” in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock based compensation at the markets price for the Company’s common stock and other pertinent factors at the grant date.

The Company accounts for transactions in which services are received in exchange for stock based on the fair value of such services received from non-employees, in accordance with ASC 505-50, “Equity Based Payments to Non-employees.”

The Company measures the fair value of the equity instruments issued based on the market price of the Company’s stock at the time services or goods are provided.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB are subject to change.  Changes in such standards may have an impact on the Company’s future consolidated financial statements.  The following are a summary of recent accounting developments.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810)—Amendments to the Consolidation Analysis (“ASU 2015-02”)”, which provides guidance on evaluating whether a reporting entity should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities. Further, the amendments eliminate the presumption that a general partner should consolidate a limited partnership, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. A reporting entity may apply the amendments using a modified retrospective approach or a full retrospective application. The Company is currently evaluating the impact, if any, that adopting ASU 2015-02 will have on its consolidated financial statements.

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In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (“ASU 2014-09”)”. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue-recognition requirements in ASC Topic 605, “Revenue Recognition”, and most industry-specific guidance throughout the industry topics of the accounting standards codification. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently evaluating the approach for implementation and the potential impact of adopting this guidance on its consolidated financial statements.

There were various other accounting standards and interpretations issued in 2014, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Registration Statement.

Comparison of the fiscal year ended December 31, 2014 and December 31, 2013

Revenue

For the fiscal years 2014 and 2013, we generated no revenue.

General and Administration Expense

General and Administration expense decreased $6,546,198 (84.7%) to $1,185,318 for the year ended December 31, 2014 from $7,731,516 for the year ended December 31, 2013.  This decrease was attributable to the following:

There were decreases in the following items:

●	$6,000,000 ($550,000 for amortization of intangibles and $5,450,000 for impairment loss) decrease associated with an exclusive Technology Transfer Agreement and License Agreement with Swiss Water Tech Research & Development S.A (SWATE) entered into on February 1, 2013, wherein the Company was required to pay a non-refundable initial license fee of $6 million in exchange for the use of newly developed systems, concepts and license of patent and trademark. The Company satisfied the required payment through the issuance of 6 million shares of its common stock, valued at $1.00 per share. The value of the licensed technology rights acquired was recorded as an intangible asset and scheduled for amortization over the ten-year life of the Technology Transfer and License Agreement. During 2013, the Company amortized $550,000. On December 31, 2013 the Company evaluated the unamortized asset for impairment and determined that due to its inability to secure revenue generating commercial contracts, the recoverability of this asset in future periods was doubtful. Accordingly, the Company fully impaired the remaining unamortized value of the licensed technology rights of $5,450,000.

●	$542,020 (100.0%) for royalty fees as a result of an agreement by SWATE to suspend fees for 2014 and 2015.

●	$47,304 (20.1%) for professional fees as a result of several agreements to produce technical tools for /of the technologies.

●	$25,437 (69.0%) for advertising and other selling and marketing activities as a result of agreements to participating in Green Tech Fares, and Developing Multimedia advocacy tools.

●	$60,200 (39.8%) for other general and administrative expenses.

Which were partially offset by increase in the following items:

●	$35,000 (9.1%) for management fees as a result of contractual increases,

●	$80,758 (100.0%) for bad debt as a result of collection uncertainties associated with advances related to the Mexican project,

●	$3,006 (6.2%) for travel and entertainment expenses, which is considered negligible, and

●	$10,000 (100.0%) for research and development expenses as a result of the Waste to Energy concept further development.

Interest Expense and other expenses

Interest expense and other expenses increased $2,747 (51.9%) to $8,096 for the year ended December 31, 2014 from $5,349 for the year ended December 31, 2013, which is considered negligible.

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Net loss

Net Loss decreased $6,543,451 (84.7%) to $1,193,414 for the year ended December 31, 2014 from $7,736,865 for the year ended December 31, 2013.  This decrease was attributable to the decrease in general and administrative expenses, as discussed above.

Liquidity and Capital Resources

We had cash and cash equivalents of $0 and working capital deficit of $2,061,033 at December 31, 2014. Our operating and capital requirements in connection with supporting our operations will continue to be significant to us. Since inception, our losses from operations and working capital requirement were satisfied through the deferral of payment for services performed by our founders and related party’s discussed more fully below.

We have sustained operational losses since our inception. At December 31, 2014, we had an accumulated deficit of $12,359,323. The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable as this is dependent upon the reduction of certain expenses, success in obtaining project contracts among other things. These conditions raise substantial doubt about the entity’s ability to continue as a going concern.

We also satisfied our cash and working capital requirements in 2014 and 2013, primarily through the sale of common stock.

The estimated cash requirement for the next 12 months is as follows:

$570,000 – Officers’ salaries (includes partial payment of prior accrued balance)

$440,000 – Staff salaries (new staff)

$710,000 – For license and management fees (includes partial payment of prior accrued balance)

$690,000 – For G&A expenses

$  50,000 – For prior balances owed

$540,000 – Increased working capital

Cash Flows for the Year Ended December 31, 2014

Cash Flows from Operating Activities

Operating activities used net cash for the year ended December 31, 2014 of $506,285. Our net loss, when adjusted by various items which impact net loss but do not impact cash during the period, such as issuance of warrants or stock for services and for depreciation and amortization, resulted in a net loss adjusted by noncash items of $939,460 which was partially offset by changes in operating assets and liabilities which provided cash of $433,175 as follows:

●	$96 provided by a decrease in prepaid expenses, which is considered negligible,

●	$144,638 provided by increased accounts payable and accrued expenses as a result of increased outstanding vendor balances,

●	$8,158 provided by affiliates increased in outstanding balances, which is considered negligible, and

●	$280,283 provided by officers as a result of deferred compensation payments.

Cash Flows used in Investing Activities

Our investing activities used $80,958 in net cash during the year ended December 31, 2014 as a result of advances related to the Mexican project.

Cash Flows from Financing Activities

Our financing activities provided $579,125 in net cash as a result of the following:

●	$26,750 provided by advances under stock subscriptions,

●	$5,000 used to repurchase common shares, and

●	$557,375 provided from the sale of common stock.

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Financial Position

Total Assets – Our total assets decreased $23,211 or 35.1% from $66,154 as of December 31, 2013 to $42,943 as of December 31, 2014. $4,996 of the decrease is the result of depreciation of fixed assets. $10,000 of the decrease is the result of amortization of other assets. The remaining decrease is associated with current assets and is discussed as follows.

Current Assets – The net decrease in current assets of $8,215 was primarily associated with a decrease in cash of $8,118 as a result of the net use of cash for operational activities and a $97 decrease in prepaid expenses and other current assets, which is negligible.

Material Commitments

Technology Transfer and License Agreement with SWATE

Effective February 1, 2013, the Company entered into a ten year Technology Transfer and License Agreement with SWATE. In accordance with the Technology Transfer and License Agreement, if the Company generates revenue as a result of the products and licenses related to the agreement, the Company is to pay SWATE an annual fee stipulated in the agreement plus 5% of revenue generated. If revenue is not generated, future minimum royalty fees are as follows: during the first year: $542,000; during the second year: $1,000,000; and during the third and succeeding years: $2,000,000. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

Employment Agreements

The Company entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012.  Under the Employment Agreements, the Company will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company’s Board of Directors.  The Employment Agreements each has initial terms of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Related Party Transactions

Due to officers

Amounts due to officers as of December 31, 2014 and 2013 are comprised of the following:

	2014	2013
Ralph Hofmeier:
Unsecured advances due to officer	$24,161	$40,280
Accrued salaries	425,000	275,000
Total due to Ralph Hofmeier	449,161	315,280
Irma Velazquez:
Unsecured advances due to officer	40,109	43,707
Accrued salaries	425,000	275,000
Total due to Irma Velazquez	465,109	318,707
	$914,270	$633,987

Unsecured advances due to officers represent unreimbursed Company expenses paid by the officers on behalf of the Company. These net advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Company’s Chief Executive Officer and Chief Operating Officer.

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Due to affiliate

Due to affiliate is comprised of the following as of December 31, 2014 and 2013:

	2014	2013
Swiss Water Tech Research and Development, S.A.:
Royalty fees under Technology Transfer and License Agreement	$-	$136,278
International Service Contract fees	529,436	385,000
	$529,436	$521,278

Effective February 1, 2013, and as amended on June 29, 2015, the Company entered into an exclusive Technology Transfer Agreement and License Agreement (the “Technology Transfer and License Agreement”) for a period of ten years with Swiss Water Tech Research & Development S.A. (SWATE), an entity owned and controlled by the Company’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE: (a) will transfer to the Company the license to manufacture products developed by SWATE; (b) all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and (c) will grant the Company the use of certain related trademarks. If the Company generates revenue as a result of the products and licenses related to the Technology Transfer and License Agreement, the Company is to pay to SWATE a minimum annual royalty fee stipulated in the agreement plus five percent of revenue generated. Since the Company has not generated revenues, during 2013 the Company accrued the minimum fee of approximately $542,000 in accordance with the terms of the agreement. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

As part of the exclusive Technology Transfer and License Agreement, on February 1, 2013, the Company was required to pay a non-refundable front-end fee of $6 million in exchange for the use of newly developed systems, concepts and license of patent and trademark. The Company satisfied the required payment through the issuance of 6 million shares of its common stock, valued at $1.00 per share. The value of the licensed technology rights acquired was recorded as an intangible asset and scheduled for amortization over the ten year life of the Technology Transfer and License Agreement. During 2013, the Company recognized amortization expense in the amount of $550,000. On December 31, 2013 the Company evaluated the unamortized asset for impairment and determined that due to its inability to secure revenue generating commercial contracts, the recoverability of this asset in future periods was doubtful. Accordingly, the Company fully impaired the remaining unamortized value of the front-end fee of $5,450,000.

Effective February 1, 2013, the Company also entered into an International Service Contract with SWATE (the “SWATE Service Contract”). Under this agreement, SWATE will provide operations management, engineering and technical services to the Company. The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000, plus out-of-pocket expenses. During 2014 and 2013, the Company has accrued $420,000 and $385,000, respectively, pursuant to this agreement.

On April 1, 2013, the Company signed an agreement with SWATE, which authorizes SWATE to collect on behalf of the Company, payments made by investors on sales of Company stock. According to the agreement, the proceeds collected by SWATE can be used by SWATE to pay down amounts due from the Company for royalties and or service fees pursuant to the above agreements. During the years ended December 31, 2014 and 2013, SWATE collected and applied against amounts due from the Company approximately $120,400 and $305,600 respectively from amounts received from investors.

SWATE is a Swiss research and development company with access to patent and certain scientific and technical resources. As a result of the above agreements, the Company has a variable implicit interest in SWATE, however it is not its primary beneficiary, does not provide any explicit or implied financial support and therefore does not consolidate SWATE’s financial statements in its consolidated financial statements.

Due from affiliate

During 2014, the Company advanced funds to its affiliate, EAWC Tecnologias Verdes, S.A. The amounts advanced of $80,758, including interest, have been offset by an allowance for doubtful collection since the affiliate does not currently have the ability to generate revenues or repay the Company.

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Going Concern Qualification

We have incurred significant losses and cash used in operations, and such losses and use of cash are expected to continue. Our Independent Registered Public Accounting Firm has included a "Going Concern Qualification" in their report for the fiscal years ended December 31, 2014 and 2013.  In addition, we have negative working capital. The foregoing raises substantial doubt about our ability to continue as a going concern. Management's plans include seeking additional capital or debt financing. There is no guarantee that additional capital or debt financing will be available when and to the extent required, or that if available, it will be on terms acceptable to us. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  The "Going Concern Qualification" might make it substantially more difficult to raise capital.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Registration Statement.

Comparison of the nine months ended September 30, 2015 and September 30, 2014

Revenue

For the nine months ended September 30, 2015 and 2014, we generated no revenue, as the Company was primarily engaged in research and development efforts during this period. In addition, we were completing the registration and testing of our combination of technologies and arranging customer-financing packages to facilitate the commercialization and purchase of our product.

General and Administration Expense

General and Administration expense increased $988,627 (107.9%) to $1,904,526 for the nine months ended September 30, 2015 from $915,899 for the nine months ended September 30, 2014.  This increase was attributable to the following:

There were increases in the following items:

●	$900,000 Expense as compensation to our COO through the issuance of 9 Million shares of common stock.

●	$171,960 (112.2%) for professional fees as a result of increased financial consulting expenses associated with additional performance contracts for investor presentations and financial consulting along with additional accounting and auditing services.

Which were partially offset by decreases in the following items:

●	$26,593 (58.0%) for travel and entertainment expenses due to timing of business needs,

●	$4,881 (51.2%) for advertising and marketing expenses which is considered a negligible amount, and

●	$44,573 (56.3%) for other general and administrative expenses, primarily as a result of a $42,000 non-recurring claim settlement in 2014, which was partially offset by a $6,000 increase in office expenses in 2015.

Interest Expense/Income

Interest expense decreased $5,763 (111.0%) to $569 income for the nine months ended September 30, 2015 from $5,194 expense for the nine months ended September 30, 2014, which is considered a negligible amount.

Net loss

Net Loss increased $982,864 (106.7%) to $1,903,957 for the nine months ended September 30, 2015 from $921,093 for the nine months ended September 30, 2014.  This decrease is considered nominal overall but was attributable to the decrease in general and administrative expenses, as discussed above.

Liquidity and Capital Resources

We had cash and cash equivalents of $12,461 and working capital deficit of $1,765,566 at September 30, 2015. Our operating and capital requirements in connection with supporting our operations will continue to be significant to us. Since inception, our losses from operations and working capital requirement were satisfied through the deferral of payment for services performed by our founders and related party’s discussed more fully below.

We have sustained operational losses since our inception. At September 30, 2015, we had an accumulated deficit of $14,263,280. The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable as this is dependent upon the reduction of certain expenses, success in obtaining project contracts among other things. These conditions raise substantial doubt about the entity’s ability to continue as a going concern.

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Historically, we have satisfied our cash and working capital requirements in 2015 and 2014, primarily through the sale of our common stock, however, in July 2015, our exclusive Mexican distributor EAWC Tecnologias Verdes SA de CV., engaged in a project to create a prototype Waste to Energy prototype plant (12Mw/h Power Generation Plant in the State of Chiapas. Mexico The project is in its final stage of obtaining the necessary financing. Once completed, the prototype plant will be used to demonstrate the technology in an effort to sell additional projects and to generate positive cash flow from sale of generated electricity.

Cash Flows for the Nine Months Ended September 30, 2015

Cash Flows from Operating Activities

Operating activities used net cash for the nine months ended September 30, 2015 of $281,088. Our net loss, when adjusted by various items which impact net loss but do not impact cash during the period, such as issuance of warrants or stock for services and for depreciation and amortization, resulted in a net loss adjusted by noncash items of $782,362 which was partially offset by changes in operating assets and liabilities which provided cash of $501,274 as follows:

●	$900,000 in compensation awarded resulting from the issuance of 9 Million shares of restricted common stock valued at $ 0.10 per share,

●	$3,151 used by an increase in prepaid expenses, as a result of expensing a service agreement,

●	$81,923 provided by increased accounts payable and accrued expenses as a result of increased outstanding vendor balances,

●	$211,594 provided by affiliates increased in outstanding balances, and

●	$210,908 provided by officers as a result of deferred compensation payments.

Cash Flows used in Investing Activities

Our investing activities used $56,134 in net cash for advances to affiliates.

Cash Flows from Financing Activities

Our financing activities provided $349,683 in net cash as a result of the following:

●	$42,000 provided by advances under stock subscriptions, and

●	$307,683 provided by the sale of common stock.

Financial Position

Total Assets – Our total assets increased $131,661 or 306.6% from $42,943 as of December 31, 2014 to $174,604 as of September 30, 2015. As part of the overall increase in total assets,

●	fixed assets decreased $3,951 as a result of depreciation,

●	other assets decreased $7,500 as a result of amortization, and

●	the remaining increase of $143,112 is associated with current assets and is discussed as follows.

Current Assets – The net increase in current assets of $143,112 was primarily associated with the full prepayment in common stock issued for a $255,000 performance based service agreement, net of amortization along with an increase in cash of $12,461 as a result of the sale of securities and increased available credit from vendors and associates.

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Material Commitments

Technology Transfer and License Agreement with SWATE

Effective February 1, 2013, the Company entered into a ten year Technology Transfer and License Agreement with SWATE. In accordance with the Technology Transfer and License Agreement, if the Company generates revenue as a result of the products and licenses related to the agreement, the Company is to pay SWATE an annual fee stipulated in the agreement plus 5% of revenue generated. If revenue is not generated, future minimum royalty fees are as follows: during the first year: $542,000; during the second year: $1,000,000; and during the third and succeeding years: $2,000,000. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

Employment Agreements

The Company entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012.  Under the Employment Agreements, the Company will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company’s Board of Directors.  The Employment Agreements each has initial terms of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Related Party Transactions

Due to officers

Amounts due to officers as of September 30, 2015 and December 31, 2014 are comprised of the following:

	2015	2014
Ralph Hofmeier:
Unsecured advances due to officer	$8,411	$24,161
Accrued salaries	537,500	425,000
Total due to Ralph Hofmeier	545,911	449,161
Irma Velazquez:
Unsecured advances due to officer	41,767	40,109
Accrued salaries	537,500	425,000
Total due to Irma Velazquez	579,267	465,109
	$1,125,178	$914,270

Unsecured advances due to officers represent unreimbursed Company expenses paid by the officers on behalf of the Company, ended September 30, 2015, the Company made unsecured advances to Ralph Hofmeier and Irma Velazquez of $0 and $545,780, respectively and received repayments of $ 12,350 and $48,621 respectively. These net advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Company’s Chief Executive Officer and Chief Operating Officer.

In addition to the direct unsecured advances and accrued salaries due to officers, the Company’s officers are also the primary beneficiaries of transactions due to and from affiliates as discussed further below.

Due to affiliate

Due to affiliate is comprised of the following as of September 30, 2015 and December 31, 2014:

	2015	2014
Swiss Water Tech Research and Development, S.A.
Royalty fees under Technology Transfer and License Agreement	$-	$-
International Service Contract fees	192,000	529,436
	$192,000	$529,436

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Effective February 1, 2013, and as amended on June 29, 2015, the Company entered into an exclusive Technology Transfer Agreement and License Agreement (the “Technology Transfer and License Agreement”) for a period of ten years with Swiss Water Tech Research & Development S.A. (SWATE), an entity owned and controlled by the Company’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE: (a) will transfer to the Company the license to manufacture products developed by SWATE; (b) all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and (c) will grant the Company the use of certain related trademarks. If the Company generates revenue as a result of the products and licenses related to the Technology Transfer and License Agreement, the Company is to pay to SWATE a minimum annual royalty fee stipulated in the agreement plus five percent of revenue generated. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

Effective February 1, 2013, the Company also entered into an International Service Contract with SWATE (the “SWATE Service Contract”). Under this agreement, SWATE will provide operations management, engineering and technical services to the Company. The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000, plus out-of-pocket expenses. During the nine months ended September 30, 2015 and 2014, the Company accrued $315,000 and $315,000, respectively.

On April 1, 2013, the Company signed an agreement with SWATE, which authorizes SWATE to collect on behalf of the Company, payments made by investors on sales of Company stock. According to the agreement, the proceeds collected by SWATE can be used by SWATE to pay down amounts due from the Company for royalties and or service fees pursuant to the above agreements. During the nine months ended September 30, 2015 and the year ended year ended December 31, 2014, SWATE collected and applied against amounts due from the Company approximately $0 and $120,400 respectively from amounts received from investors.

SWATE is a Swiss research and development company with access to patents and certain scientific and technical resources. As a result of the above agreements, the Company has a variable implicit interest in SWATE, however it is not its primary beneficiary, does not provide any explicit or implicit financial support and therefore does not consolidate SWATE’s financial statements in its condensed consolidated financial statements.

Due from affiliate

During the nine months ended September 30, 2015 and the year ended December 31, 2014, the Company advanced funds to its affiliate, EAWC Tecnologias Verdes, S.A de C V, an entity owned and controlled by the Company’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. The amounts advanced of $56,134 and $80,758, respectively, have been offset by an allowance for doubtful collection since the affiliate does not currently have the ability to generate revenues or repay the Company. However, in July 2015, the Mexican exclusive distributor EAWC Tecnologias Verdes SA de CV., engaged in a project to create a prototype Waste to Energy prototype plant (12Mw/h Power Generation Plant in the State of Chiapas in Mexico. The project is in a final stage of obtaining the necessary financing. Once completed, the prototype plant will be used to demonstrate the technology in an effort to sell additional projects and to generate positive cash flow from sale of generated electricity.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers and key employees are listed below. The number of directors is determined by our board of directors. All directors hold office until the next annual meeting of the board or until their successors have been duly elected and qualified. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

Name	Age	Principal Positions With Us
Mr. Ralph Hofmeier	54	Chief Executive Officer and Chairman of the Board of Directors
Ms. Irma Velazquez	49	Chief Operating Officer and Vice-Chairman of the Board of Directors

Set forth below is a brief description of the background and business experience of our director and executive officer for the past five years.

Mr. Ralph Hofmeier, 54, has a Mechanical engineering background, during the past five years, He has worked in companies such as Powermax Energy & Business Solutions Inc; where from 2003 to 2008 performed the position of President of the Incorporation. Further merger of the company with Eurosport Active World Corp; from 2008 to up today he has performed the role of Chief Executive Officer of Eurosport Active World Cop. Mr. Hofmeier speaks German and English.

Over the last 20 years, Mr. Hofmeier has established and developed several multinational companies in green tech distribution and commercialization. With solid track record of investment and financial joint ventures, Mr. Hofmeier brings a clear vision of Business development, Investor relations and joint ventures to the Company. His vast multicultural experience throughout the European and the American Continents provides EAWC with a strong homologation of synergies and a solid portfolio of green technologies.

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Ms. Irma Velazquez, 49, brings to the Company her certified expertise of sustainable development and emerging technologies, along with her extensive experience and managerial skills on large-scale project management. Ms. Velazquez work from 1997 to 2010 in United Nations performing the positions of Information Technology Manager, Sustainable Development Manager and Programme Manager, leading strategic development and execution of corporate vision for operations, communications, and marketing. From 2010 to 2012 worked for the International Federation of the Red Cross and Crescent Societies (IFRC) as a Disaster & Crisis Management Coordinator, where She demonstrated the ability to govern complex programs and organizations, which drove development and implementation of business plans, operational structures, processes, and procedures. From 2012 to up today Ms. Velazquez has performed the role of Chief Operations Officer of Eurosport Active World Corp. She has a solid track record of driving improvements in finance, operations, and HR processes, resulting in greater efficiency and cost control. Ms. Velazquez with a Master in Sciences is an expert in diplomatic negotiations and proven experience on building positive relationships with government entities, agencies, and partners. Ms. Velazquez speaks French, English and Spanish.

Family Relationships

Mr. Hofmeier and Ms. Velazquez are married.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of directors or officers, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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Term of Office

Our directors hold office until a successor is elected and qualified or until earlier of resignation, removal from office or death

Board Committees

Our Board of Directors has no separate committees and our Board of Directors acts as the audit committee and the compensation committee. We do not have an audit committee financial expert serving on our Board of Directors.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 2000 Ponce de Leon Blvd., 6th Floor, Miami, Florida 33134, Attention: Corporate Secretary, or by facsimile (305) 443-6624.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued by us to our Chief Executive Officer, Chief Operating Officer and each of our other officers for the years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
Ralph Hofmeier (1)	2014	150,000	-	150,000
Chief Executive Officer	2013	150,000	-	150,000
Irma Velazquez (2) (3)	2014	150,000	-	150,000
Chief Operating Officer	2013	150,000	-	150,000

(1)	Pursuant to an employment agreement dated January 1, 2012. Accrued but not paid.
(2)	Pursuant to an employment agreement dated January 1, 2012. Accrued but not paid.
(3)	On April 2, 2015 our COO was awarded 9,000,000 restricted shares valued at $900,000.

Outstanding Equity Awards at Fiscal Year-End Table

There are no outstanding equity awards.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our voting stock beneficially owned, as of February 9, 2016 by (i) those persons known by Eurosport to be owners of more than 5% of Eurosport common stock, (ii) each director, (iii) our Named Executive Officer, and (iv) all executive officers and directors as a group:

	Common Stock (1)
Name and Address of Beneficial Owner	No. of Shares	% of Class	Beneficial Ownership
Directors and Officers
Mr. Ralph Hofmeier (2) 2000 Ponce de Leon Blvd., 6th FL, Miami, FL 33134	25,000,000	28.67%	3,137,257
Ms. Irma Velazquez 2000 Ponce de Leon Blvd., 6th FL, Miami, FL 33134	25,000,000	28.67%	3,137,257
All officers and directors as a group (two persons)	50,000,000	57.34%
5% Security Holders:
Swiss Water Tech Research & Development (3) 2000 Ponce de Leon Blvd., 6th FL, Miami, FL 33134	6,274,515	7.196%
Viridiana Lherisson	5,084,468	5.831%
Andrea Hofmeier	8,000,000	9.175%

(1)	Applicable percentages are based on 87,196,863 shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Eurosport believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)

Ralph Hofmeier is the record holder of 25,000,000 shares of common stock. Irma Velazquez, the wife of Ralph Hofmeier is the record holder of 25,000,000 shares of common stock. Andrea Hofmeier, the divorced wife (2012) of Ralph Hofmeier, is the record holder of 8,000,000 shares of common stock.

(3)	Ralph Hofmeier and Irma Velazquez each vote 50% of the Company shares held or 3,137,257 common shares each.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Due to officers

Amounts due to officers as of December 31, 2014 and 2013 are comprised of the following:

	2014	2013
Ralph Hofmeier:
Unsecured advances due to officer	$24,161	$40,280
Accrued salaries	425,000	275,000
Total due to Ralph Hofmeier	449,161	315,280
Irma Velazquez:
Unsecured advances due to officer	40,109	43,707
Accrued salaries	425,000	275,000
Total due to Irma Velazquez	465,109	318,707
	$914,270	$633,987

Unsecured advances due to officers represent unreimbursed Company expenses paid by the officers on behalf of the Company. During the year ended December 31, 2014, the Company made unsecured advances to Ralph Hofmeir and Irma Velazquez of $5,000 and $120,257, respectively and received repayments of $16,619 and $128,355, respectively. During the year ended December 31, 2013, the Company made unsecured advances to Ralph Hofmeir and Irma Velazquez of $11,949 and $85,610, respectively and received repayments of $16,300 and $44,674, respectively. These net advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Company’s Chief Executive Officer and Chief Operating Officer (See Note 10).

In addition to the direct unsecured advances and accrued salaries due to officers, the Company’s officers are also the primary beneficiaries of transactions due to and from affiliates as discussed further below.

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Due to affiliate

Due to affiliate is comprised of the following as of December 31, 2014 and 2013:

	2014	2013
Swiss Water Tech Research and Development, S.A.:
Royalty fees under Technology Transfer and License Agreement	$-	$136,278
International Service Contract fees	529,436	385,000
	$529,436	$521,278

Effective February 1, 2013, and as amended on June 29, 2015, the Company entered into an exclusive Technology Transfer Agreement and License Agreement (the “Technology Transfer and License Agreement”) for a period of ten years with Swiss Water Tech Research & Development S.A. (SWATE), an entity owned and controlled by the Company’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE: (a) will transfer to the Company the license to manufacture products developed by SWATE; (b) all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and (c) will grant the Company the use of certain related trademarks. If the Company generates revenue as a result of the products and licenses related to the Technology Transfer and License Agreement, the Company is to pay to SWATE a minimum annual royalty fee stipulated in the agreement plus five percent of revenue generated. Since the Company has not generated revenues, during 2013 the Company accrued the minimum fee of approximately $542,000 in accordance with the terms of the agreement. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

As part of the exclusive Technology Transfer and License Agreement, on February 1, 2013, the Company was required to pay a non-refundable front-end fee of $6 million in exchange for the use of newly developed systems, concepts and license of patent and trademark. The Company satisfied the required payment through the issuance of 6 million shares of its common stock, valued at $1.00 per share. The value of the licensed technology rights acquired was recorded as an intangible asset and scheduled for amortization over the ten-year life of the Technology Transfer and License Agreement. During 2013, the Company recognized amortization expense in the amount of $550,000. On December 31, 2013 the Company evaluated the unamortized asset for impairment and determined that due to its inability to secure revenue generating commercial contracts, the recoverability of this asset in future periods was doubtful. Accordingly, the Company fully impaired the remaining unamortized value of the front-end fee of $5,450,000.

Effective February 1, 2013, the Company also entered into an International Service Contract with SWATE (the “SWATE Service Contract”). Under this agreement, SWATE will provide operations management, engineering and technical services to the Company. The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000, plus out-of-pocket expenses. During 2014 and 2013, the Company has accrued $420,000 and $385,000, respectively, pursuant to this agreement.

On April 1, 2013, the Company signed an agreement with SWATE, which authorizes SWATE to collect on behalf of the Company, payments made by investors on sales of Company stock. According to the agreement, the proceeds collected by SWATE can be used by SWATE to pay down amounts due from the Company for royalties and or service fees pursuant to the above agreements. During the years ended December 31, 2014 and 2013, SWATE collected and applied against amounts due from the Company approximately $120,400 and $305,600 respectively from amounts received from investors.

SWATE is a Swiss research and development company with access to patent and certain scientific and technical resources. As a result of the above agreements, the Company has a variable implicit interest in SWATE, however it is not its primary beneficiary, does not provide any explicit or implied financial support and therefore does not consolidate SWATE’s financial statements in its consolidated financial statements.

Due from affiliate

During 2014, the Company advanced funds to its affiliate, EAWC Tecnologias Verdes, S.A., an entity owned and controlled by the Company’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. The amounts advanced of $80,758, including interest, have been offset by an allowance for doubtful collection since the affiliate does not currently have the ability to generate revenues or repay the Company.

In March 2013, the Company issued 8 million shares of its restricted common shares to its COO in exchange for her interests in the intellectual property, underling assets and equity of Swiss Green Solutions acquired in 2012. The transaction was valued at par, which represents the carry over basis of the minimal operating assets underlying this transaction.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC.

For further information about our common stock, and us you should refer to the registration statement, including the exhibits this prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8909. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website at (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

36

Financial Statements

Eurosport Active World Corp.

December 31, 2014 and 2013

37

Eurosport Active World Corp.

FINANCIAL STATEMENTS

38

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Eurosport Active World Corp.
Miami, Florida

We have audited the accompanying consolidated balance sheets of Eurosport Active World Corp. as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eurosport Active World Corp. as of December 31, 2014 and 2013, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has incurred accumulated operating losses since inception, has incurred operating losses in 2014 and 2013 and has working capital deficits at the end of 2014 and 2013, respectively. These conditions raise a substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fort Lauderdale, Florida
July 22, 2015

mallahfurman.com

Brickell Bay Office Tower 1001 Brickell Bay Drive, Suite 1400, Miami, Florida 33131 Phone: 305.371.6200 Fax: 305.371.8726

Royal Palm at Southpointe 900 South Pine Island Road, Suite 110, Ft. Lauderdale, Florida 33324 Phone: 954.475.3199 Fax: 954,472,4500

 Member American Institute of Certified Public Accountants ● Florida Institute of Certified Public Accountants ● JHI International

F-1

Eurosport Active World Corp.
Consolidated Balance Sheets

	December 31,
	2014	2013

ASSETS
CURRENT ASSETS:
Cash	$-	$8,118
Prepaid expenses and other current assets	1,498	1,595
TOTAL CURRENT ASSETS	1,498	9,713

PROPERTY AND EQUIPMENT, NET	15,745	20,741
OTHER ASSETS, NET	25,700	35,700

TOTAL ASSETS	$42,943	$66,154

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$496,075	$530,565
Due to affiliate	529,436	521,278
Due to officers	914,270	633,987
Stock subscribed	122,750	204,600
TOTAL CURRENT LIABILITIES	2,062,531	1,890,430

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
Preferred stock, par value $.001 per share; 500,000,000 shares authorized, no shares issued or outstanding in 2014 and 2013	-	-
Common stock, par value $.001 per share; 1,000,000,000 shares authorized, 75,506,308 and 74,713,192 shares issued and outstanding in 2014 and 2013, respectively	75,506	74,713
Additional paid in capital	10,264,229	9,266,920
Accumulated deficit	(12,359,323)	(11,165,909)
TOTAL STOCKHOLDERS' DEFICIT	(2,019,588)	(1,824,276)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$42,943	$66,154

See accompanying notes to the consolidated financial statements.

F-2

Eurosport Active World Corp.
Consolidated Statements of Operations

	For the Years Ended December 31,
	2014	2013

REVENUES	$-	$-

COST OF REVENUES	-	-

GROSS PROFIT	-	-

GENERAL AND ADMINISTRATIVE EXPENSES
Royalty fees	-	542,020
Management fees to affiliate	420,000	385,000
Officers salaries and payroll taxes	322,950	322,950
Professional fees	188,097	235,402
Bad debt	80,758	-
Travel and entertainment	51,126	48,120
Amortization of intangibles	10,000	560,000
Advertising and other selling and marketing	11,421	36,858
Research and development	10,000	-
Impairment of front-end fee related to Technology Transfer and License Agreement (Note 7)	-	5,450,000
Other general and administrative expenses	90,966	151,166
TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	1,185,318	7,731,516

LOSS FROM OPERATIONS	(1,185,318)	(7,731,516)

OTHER EXPENSE
Interest expense, net	3,929	5,349
Other expense	4,167
TOTAL OTHER EXPENSE	8,096	5,349

LOSS BEFORE TAXES	(1,193,414)	(7,736,865)

TAXES	-	-

NET LOSS	$(1,193,414)	$(7,736,865)

Loss per share - Basic and diluted	$(0.02)	$(0.11)

Weighted average number of shares outstanding - Basic and diluted	74,883,681	67,594,221

See accompanying notes to the consolidated financial statements.

F-3

Eurosport Active World Corp.
Consolidated Statement of Changes in Stockholders' Deficit
For the Years Ended December 31, 2014 and 2013

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

BALANCE AT JANUARY 1, 2013	-	$-	55,940,665	$55,941	$2,874,052	$(3,429,144)	$(499,051)

Stock issued to officer for 2012 acquisition of Swiss Green Solutions	-	-	8,000,000	8,000	(8,000)	-	-
Stock issued to finance company in contemplation of financing	-	-	3,000,000	3,000	(3,000)	-	-
Stock issued to affiliate pursuant to Technology Transfer and License Agreement	-	-	6,000,000	6,000	5,994,000	-	6,000,000
Stock issued for 2012 acquisition of African Sunlight	-	-	50,000	50	49,950	-	50,000
Sale of common stock	-	-	1,689,916	1,689	314,283	-	315,972
Stock issued for services	-	-	32,611	33	33,635	-	33,668
Options vesting to former officer	-	-	-	-	12,000	-	12,000
Net Loss	-	-	-	-	-	(7,736,865)	(7,736,865)
BALANCE AT DECEMBER 31, 2013	-	-	74,713,192	74,713	9,266,920	(11,165,909)	(1,824,276)

Sale of common stock	-	-	3,531,713	3,532	662,442	-	665,974
Stock issued for services	-	-	146,000	146	145,854	-	146,000
Stock issued to settle liabilities	-	-	215,403	215	178,913	-	179,128
Cancellation of stock issued to finance company in contemplation of financing	-	-	(3,000,000)	(3,000)	3,000	-	-
Repurchase of common stock for cash	-	-	(100,000)	(100)	(4,900)	-	(5,000)
Options vesting to former officer	-	-	-	-	12,000	-	12,000
Net Loss	-	-	-	-	-	(1,193,414)	(1,193,414)
BALANCE AT DECEMBER 31, 2014	-	$-	75,506,308	$75,506	$10,264,229	$(12,359,323)	$(2,019,588)

See accompanying notes to the consolidated financial statements.

F-4

Eurosport Active World Corp.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2014	2013

CASH FLOW FROM OPERATING ACTIVITIES:
NET LOSS	$(1,193,414)	$(7,736,865)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATIONS:
Depreciation and amortization	15,196	565,094
Bad debt expense	80,758	-
Impairment of front-end fee related to Technology Transfer and License Agreement	-	5,450,000
Common stock issued for services	146,000	15,107
Options vesting to former officer	12,000	12,000
Changes in operating assets and liabilities:
Prepaids and other current assets	96	(1,594)
Accounts payable and accrued expenses	144,638	306,525
Due to affiliate	8,158	521,278
Due to officers	280,283	336,585
Other assets	-	(700)
Net cash used in operating activities	(506,285)	(532,570)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to affiliate	(80,758)	-
Purchases of furniture and equipment	(200)	(25,742)
Proceeds from sale of fixed assets	-	1,368
Net cash used in investing activities	(80,958)	(24,374)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on notes	-	(5,095)
Advances on stock subscribed	26,750	204,600
Proceeds from the sales of common stock	557,375	325,222
Repurchase of common stock	(5,000)	-
Net cash provided by financing activities	579,125	524,727

NET CHANGE IN CASH	(8,118)	(32,217)
CASH AT THE BEGINNING OF THE YEAR	8,118	40,335
CASH AT THE END OF THE YEAR	$-	$8,118

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:	$-	$-
Income taxes	$-	$-
Interest
NON-CASH INVESTING AND FINANCING TRANSACTION:
Stock issued for the acquisition of related company	$-	8,000
Stock (canceled) issued to finance company	$(3,000)	$3,000
Stock issued to affiliate pursuant to technology transfer and license agreement	$-	$6,000,000
Common stock issued to settle liabilities	$179,128

See accompanying notes to the consolidated financial statements.

F-5

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

Note 1. Incorporation, Reverse Merger and Nature of Operations

Eurosport Active World Corp. (formerly Eagle International Holdings Group Inc.") (the "Company" or "EIH"), was incorporated under the laws of the State of Florida on August 23, 2000. The Company was a shell entity that was in the market to merge with an operating company.

On March 17, 2008, EIH entered into an Agreement and Plan of Acquisition (the "Merger Agreement") with Inko Sport America, LLC ("ISA"), a Florida privately-held limited liability company. In connection with the closing of the Merger Agreement, ISA merged with and into EIH effective May 07, 2008, with the filing of the Merger Agreement with the Florida Secretary of State.

Pursuant to the terms and conditions of the Merger Agreement:

●	As a precondition of the consummation of the merger transaction, a reverse stock split of EIH common stock was consummated on a one for 1,000 basis pursuant to which each 1,000 outstanding shares of EIH common stock was converted into one share of EIH common stock. After giving effect to the reverse stock split, the authorized capital stock of EIH immediately prior to the closing of the Merger Agreement consisted of one billion shares of EIH common stock, of which 106,214 shares (as a result of the reverse stock split) was issued and outstanding.

●	After the reverse stock split, the Company agreed to acquire 100% of the ownership interest in ISA, in exchange for the issuance of 20,500,000 (approximately 99% of the issued and outstanding common stock of the Company).

●	Concurrent with the closing of the Merger Agreement, 4,394,044 shares of common stock were issued to EIH's majority shareholder and officer, for the satisfaction of obligations payable to him; and

●	Immediately after the closing of the Merger Agreement, ISA merged with EIH, and EIH adopted ISA's business plan and changed its name to Eurosport Active World Corp ("EAWC"). Further, upon completion of the merger, the prior officers and directors of EIH resigned and the current officers and directors of the Company were appointed to their positions.

This transaction was accounted for as a recapitalization effected by a share exchange, wherein ISA was considered the acquirer for accounting and financial reporting purposes.

ISA was a development stage company, incorporated on February 24, 2005 in the State of Florida. Through December 31, 2012, the Company had been primarily engaged in the promotion, development and commercialization of green technologies. In view of the increased demand of water and energy, the Company began to focus on water generation, water purification, and green energy production (Waste to Energy); acquiring and licensing the rights to sell and produce related technologies and securing through collaboration with Green Tech research and developments centers in Europe, the research and development, technical maintenance, education and training related to the technology.

During 2012, the Company agreed to issue an aggregate of 25,300,000 shares of common stock in connection with its acquisitions of Powermax Energy & Business Solution, Inc. ("Powermax Energy"), Powermax Green Technologies, LLC ("Powermax Green Technologies"), Green Environmental Management LLC ("GEM"); Swiss Green Solutions, Srl ("Swiss Green Solutions") and International Supply & Support-African Sunlight-Solstrom ("African Sunlight"). The latter entities were inactive and except for "African Sunlight" were acquired from current officers and directors of the Company; consequently, any net assets acquired were recorded at a nominal amount, which approximated the transferor's historical cost basis.

F-6

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of EAWC and its wholly owned subsidiaries, Powermax Energy, Powermax Green Technologies, GEM, Swiss Green Solutions and African Sunlight. All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates, which are particularly significant to the consolidated financial statements, include estimates relating to the determination of impairment of assets, the useful life of property and equipment, the determination of the fair value of stock-based payments, and the recoverability of deferred income tax assets.

Development Stage Company

Effective June 10, 2014, the Financial Accounting Standards Board (“FASB") changed its reporting requirements with respect to Development Stage Entities with the issuance of ASU 2014-10. As a result, certain additional disclosures, previously applicable under ASC 915-205 "Development Stage Entities", will no longer be required for annual reporting periods beginning after December 15, 2014 for public entities. Since the literature does permits early adoption of these new provisions, the Company has elected early adoption for all years presented. Consequently, the Company does not present results of operations and changes in equity since inception and does not identify its financial statements as those of a development stage company.

Cash and Cash Equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents at December 31, 2014 and 2013.

Property and Equipment

Property and equipment consists of furniture and office equipment, and is stated at cost less accumulated depreciation. Depreciation is determined by using the straight- line method over the estimated useful lives of the related assets, generally five to seven years.

Long-Lived Assets

In accordance with Financial Accounting Standard Board ("FASB") Accounting Standards Codification ("ASC") Topic 360 "Property, Plant, and Equipment," the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. There were no impairment charges during the years ended December 31, 2014 and 2013.

Fair Value of Financial Instruments

The fair values of the Company's assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, "Financial Instruments," approximate their carrying amounts presented in the accompanying financial statements at December 31, 2014 and 2013.

Income taxes

Income taxes are accounted for under the asset and liability method as stipulated by ASC 740, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of the valuation allowance. A valuation allowance is applied when in management's view it is more likely than not (50%) that such deferred tax will not be utilized.

F-7

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 2. Summary of Significant Accounting Policies (continued)

Income taxes (continued)

ASC 740 provides interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In the unlikely event that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. A liability for uncertain tax positions would then be recorded if the Company determined it is more likely than not that a position would not be sustained upon examination or if a payment would have to be made to a taxing authority and the amount is reasonably estimable.

As of December 31, 2014 and 2013, the Company does not believe any uncertain tax positions exist that would result in the Company having a liability to the taxing authorities. The Company's policy is to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and general and administrative expense, respectively, in the consolidated statements of operations. The Company's tax returns for the years ended 2012 through 2014 are subject to examination by the federal and state tax authorities.

Stock-Based Payments

The Company applies the fair value method of ASC 718, “Share Based Payment” in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock based compensation at the markets price for the Company’s common stock and other pertinent factors at the grant date.

The Company accounts for transactions in which services are received in exchange for stock based on the fair value of such services received from non-employees, in accordance with ASC 505-50, "Equity Based Payments to Non-employees."

The company measures the fair value of the equity instruments issued based on the market price of the Company’s stock at the time services or goods are provided.

Loss Per Common Share

The Company accounts for earnings (loss) per share in accordance with ASC 260 - 10, "Earnings Per Share", which establishes the requirements for presenting earnings per share ("EPS"). ASC 260 - 10 requires the presentation of "basic" and "diluted" EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted-average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from operations exists, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

For the years ended December 31, 2014 and 2013, an aggregate of 2,200,000 stock options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Note 3. Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company's future consolidated financial statements. The following are a summary of recent accounting developments.

In February 2015, the FASB issued ASU 2015-02, "Consolidation (Topic 810)—Amendments to the Consolidation Analysis ("ASU 2015-02")", which provides guidance on evaluating whether a reporting entity should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities ("VIEs") or voting interest entities. Further, the amendments eliminate the presumption that a general partner should consolidate a limited partnership, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. A reporting entity may apply the amendments using a modified retrospective approach or a full retrospective application. The Company is currently evaluating the impact, if any, that adopting ASU 2015-02 will have on its consolidated financial statements.

F-8

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 3. Recently Issued Accounting Standards (Continued)

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers ("ASU 2014-09")". The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue-recognition requirements in ASC Topic 605, "Revenue Recognition", and most industry-specific guidance throughout the industry topics of the accounting standards codification. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently evaluating the approach for implementation and the potential impact of adopting this guidance on its consolidated financial statements.

There were various other accounting standards and interpretations issued in 2014, none of which are expected to have a material impact on the Company's financial position, operations or cash flows.

Note 4. Going Concern

The Company has accumulated operating losses since inception (June 24, 2005) through December 31, 2014 of $12,359,323. During the years ended December 31, 2014 and 2013, the Company incurred net losses of $1,193,414 and $7,736,865, respectively, and had working capital deficits of $2,061,033 and $1,880,717 as of December 31, 2014 and 2013, respectively.

These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern depends upon its ability to obtain funding to finance operating losses until the Company is profitable. The Company expects to be financed through equity capital, debt financing, or from deposits related to purchases orders on proposals pending customer acceptance.

In the event the Company does not generate sufficient funds from issuance of common stock, debt financing or purchase orders, it may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 5. Property and Equipment, net

Property and equipment, net at December 31, 2014 and 2013 consists of the following:

	2014	2013
Furniture and fixtures	$7,085	$7,085
Office equipment	18,968	18,768
Less: Accumulated depreciation	10,308	5,112
	$15,745	$20,741

Depreciation expense was $5,196 and $5,094 for the years ended December 31, 2014 and 2013, respectively.

Note 6. Other assets, net

Other assets, net represent the unamortized cost of a vendor accreditation that allows the Company to supply green technologies to the United Nations members as well as other assets acquired from African Sunlight in 2012. These amounts are being amortized over the estimated useful lives of the assets which approximate 5 years The Company's other assets, net of accumulated amortization, was $25,700 and $35,700 at December 31, 2014 and 2013, respectively. Amortization expense related to these assets was $10,000 and $10,000 for the years ended December 31, 2014 and 2013, respectively.

F-9

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 7. Related Party Transactions and Balances

Due to officers

Amounts due to officers as of December 31, 2014 and 2013 are comprised of the following:

	2014	2013
Ralph Hofmeier:
Unsecured advances due to officer	$24,161	$40,280
Accrued salaries	425,000	275,000
Total due to Ralph Hofmeier	449,161	315,280

Irma Velazquez:
Unsecured advances due to officer	40,109	43,707
Accrued salaries	425,000	275,000
Total due to Irma Velazquez	465,109	318,707
	$914,270	$633,987

Unsecured advances due to officers represent unreimbursed Company expenses paid by the officers on behalf of the Company. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Company's Chief Executive Officer and Chief Operating Officer (See Note 10).

Due to affiliate

Due to affiliate is comprised of the following as of December 31, 2014 and 2013:

	2014	2013

Swiss Water Tech Research and Development, S.A.:
Royalty fees under Technology Transfer and License Agreement	$-	136,278
International Service Contract fees	529,436	385,000
	$529,436	$521,278

Effective February 1, 2013, and as amended on June 29, 2015, the Company entered into an exclusive Technology Transfer Agreement and License Agreement (the "Technology Transfer and License Agreement") for a period of ten years with Swiss Water Tech Research & Development S.A. (SWATE), an entity owned and controlled by the Company's Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE: (a) will transfer to the Company the license to manufacture products developed by SWATE; (b) all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and (c) will grant the Company the use of certain related trademarks. If the Company generates revenue as a result of the products and licenses related to the Technology Transfer and License Agreement, the Company is to pay to SWATE a minimum annual royalty fee stipulated in the agreement plus five percent of revenue generated. Since the Company has not generated revenues, during 2013 the Company accrued the minimum fee of approximately $542,000 in accordance with the terms of the agreement. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

As part of the exclusive Technology Transfer and License Agreement, on February 1, 2013, the Company was required to pay a non-refundable front-end fee of $6 million in exchange for the use of newly developed systems, concepts and license of patent and trademark. The Company satisfied the required payment through the issuance of 6 million shares of its common stock, valued at $1.00 per share. The value of the licensed technology rights acquired was recorded as an intangible asset and scheduled for amortization over the ten year life of the Technology Transfer and License Agreement. During 2013, the Company recognized amortization expense in the amount of $550,000. On December 31, 2013 the Company evaluated the unamortized asset for impairment and determined that due to its inability to secure revenue generating commercial contracts, the recoverability of this asset in future periods was doubtful. Accordingly, the Company fully impaired the remaining unamortized value of the front-end fee of $5,450,000.

F-10

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 7. Related Party Transactions and Balances (Continued)

Effective February 1, 2013, the Company also entered into an International Service Contract with SWATE (the "SWATE Service Contract"). Under this agreement, SWATE will provide operations management, engineering and technical services to the Company. The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000, plus out-of-pocket expenses. During 2014 and 2013, the Company has accrued $420,000 and $385,000, respectively, pursuant to this agreement.

On April 1, 2013, the Company signed an agreement with SWATE, which authorizes SWATE to collect on behalf of the Company, payments made by investors on sales of Company stock. According to the agreement, the proceeds collected by SWATE can be used by SWATE to pay down amounts due from the Company for royalties and or service fees pursuant to the above agreements. During the years ended December 31, 2014 and 2013, SWATE collected and applied against amounts due from the Company approximately $120,400 and $305,600 respectively from amounts received from investors.

SWATE is a Swiss research and development company with access to patent and certain scientific and technical resources. As a result of the above agreements, the Company has a variable implicit interest in SWATE, however it is not its primary beneficiary, does not provide any explicit or implied financial support and therefore does not consolidate SWATE's financial statements in its consolidated financial statements.

Due from affiliate

During 2014, the Company advanced funds to its affiliate, EAWC Tecnologias Verdes, S.A. The amounts advanced of $80,758, including interest, have been offset by an allowance for doubtful collection since the affiliate does not currently have the ability to generate revenues or repay the Company.

Note 8. Stockholders' Deficit

Set forth below are major stockholder transactions taking place during the years ended December 31, 2014 and 2013:

Stock Issued to officer for 2012 Acquisition of Swiss Green Solutions

During 2013, the Company issued common stock pursuant to its 2012 acquisition of Swiss Green Solutions, a corporation originally organized in Switzerland. In connection with this acquisition the Company acquired all of the ownership interest in Swiss Green Solutions from a related party in exchange for 8,000,000 shares of the Company's common stock valued at par. (See Note 1) The Company acquired Swiss Green Solutions to secure design patent No. 138'065 for the Solar Power Water Purification System and all related technical designs and materials. The net assets acquired were recorded at a nominal amount, which approximated the transferor's historical cost basis.

Stock issued to Finance Company in Contemplation of Financing

During November 2013, the Company issued 3,000,000 shares of stock to Dominion Asset Finance Corp. as collateral for equipment financing. The lease negotiations were terminated in 2014 and the shares were returned and cancelled by the Company.

Stock issued to Affiliate pursuant to Technology Transfer and License Agreement

In connection with the Technology Transfer and License Agreement (see Note 7), on February 1, 2013, the Company issued 6,000,000 shares of its stock to SWATE in exchange for licensed technology rights pursuant to the agreement. The stock issued was valued at $1.00.

Stock Issued for 2012 Acquisition of African Sunlight

During 2013, the Company issued common stock pursuant to its 2012 acquisition of African Sunlight, a corporation originally organized in Norway. In connection with this acquisition the Company acquired all of the ownership interest in African Sunlight in exchange for 50,000 shares of the Company's common stock valued at $1 per share. The Company acquired African Sunlight to secure a vendor accreditation that allows the Company to supply green technologies to the United Nations members. The purchase price was allocated entirely to the vendor accreditation based on a study conducted by management (see Note 6).

F-11

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 8. Stockholders' Deficit (Continued)

Sale of Common Stock

During 2014 and 2013, the Company sold 3,531,713 and 1,689,916 shares of stock to various investors at prices ranging from $.05 to $2 and $.13 to $1 per share, respectively. Amounts raised by the Company pursuant to these sales amounted to $665,974 and $315,972 in 2014 and 2013, respectively.

Note 9. Stock Option Plan

On January 2, 2012, the Company's Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the "2012 Plan"). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employees members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Company's common stock.

A summary of information regarding the Company's common stock options outstanding is as follows:

Weighted
Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Term (Years)
Outstanding at December 31, 2012	2,200,000	$0.10	8
Issued	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2013	2,200,000	0.10	7
Issued	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2014	2,200,000	$0.10	6

The above outstanding options were granted to a former Company executive. Of these options, 1,240,000 shares were vested and exercisable at December 31, 2012. During the years ended December 31, 2014 and 2013, the Company recognized stock-based compensation expense of approximately $12,000 and $12,000, respectively, related to stock options. The weighted-average grant date fair value of each option was estimated to approximate $.05 using the Black Scholes valuation methodology. As of December 31, 2014, there was approximately $24,000, of total unrecognized compensation costs related to non-vested stock options, which is to be recognized over the next 2 years.

The fair value of stock options granted of $0.05 per share was calculated using the Black-Scholes option pricing model based on the following assumptions; risk free interest rate of 1.89%, expected volatility of 317.38%, expected option terms of 9.08 years and no expected dividend yield.

Expected volatility is based on historical volatility of the Company and other comparable companies. Short Term U.S. Treasury rates were utilized. The expected term of the options was calculated using the alternative simplified method permitted by SAB 107, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

F-12

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 9. Stock Option Plan (Continued)

The following table summarizes the activity of non-vested employee stock options for the years ended December 31, 2013 and 2014:

	Number of Non-Vested Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2012	960,000	$48,000
Granted	-	-
Vested	240,000	12,000
Forfeited	-	-
Outstanding at December 31, 2013	720,000	36,000
Granted	-	-
Vested	240,000	12,000
Forfeited	-	-
Outstanding at December 31 2014	480,000	$24,000

Note 10. Commitments and Contingencies

Commitments

Technology Transfer and License Agreement with SWATE

As discussed on Note 7, effective February 1, 2013, the Company entered into a ten year Technology Transfer and License Agreement with SWATE. In accordance with the Technology Transfer and License Agreement, if the Company generates revenue as a result of the products and licenses related to the agreement, the Company is to pay SWATE an annual fee stipulated in the agreement plus 5% of revenue generated. If revenue is not generated, future minimum royalty fees are as follows: during the first year: $542,000; during the second year: $1,000,000; and during the third and succeeding years: $2,000,000. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015.

Employment Agreements

The Company entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the "Employment Agreements"), effective January 1, 2012. Under the Employment Agreements, the Company will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company's Board of Directors. The Employment Agreements each have initial terms of ten (10) years and are automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Company's management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on its consolidated operating results, financial position or cash flows.

F-13

Eurosport Active World Corp.

Notes to Consolidated Financial Statements

(Continued)

Note 11. Income Taxes

The Company files a consolidated tax return. During 2014 and 2013, the Company incurred operating losses; consequently, there are no taxes due for these years.

A reconciliation of the differences between the effective income tax rate and the statutory federal tax rate for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
Tax benefit at U.S. statutory rate	35.00%	35.00%
State taxes, net of federal benefit	3.63%	3.63%
Change in valuation allowance	(38.63%)	(38.63%)
	-%	-%

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2014 and 2013 consisted of the following:

Deferred Tax Assets	2014	2013

Net Operating Losses Carryforward	$1,642,147	$1,305,077
Unpaid accruals	782,075	663,684
Amortization	220,095	215,952
Net Non-current Deferred Tax Asset	2,644,317	2,184,713
Valuation Allowance	(2,644,317)	(2,184,713)
Total Net Deferred Tax Asset	$-	$-

As of December 31, 2014, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $4,300,000 that may be offset against future taxable income through 2031. Current tax laws limit the amount of losses available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax asset has been reported in the consolidated financial statements because the Company believes that there is a greater than 50% chance that short-term profitability will not be attained. Accordingly, the deferred tax assets have been offset by a valuation allowance of the same amount as of December 31, 2014 and 2013.

Note 12. Subsequent Events

Subsequent to December 31, 2014, the Company issued the following shares of common stock:

Description	Number of Shares Issued
Stock issued for cash	932,857
Stock issued for cash received in prior years	900,000
Stock issued to officer	9,000,000
Stock issued for services	510,000
Total stock issued	11,342,857

The Company received $252,500 for the stock issued for cash and $146,750 for stock issued for cash received in prior years. The stock issued to officer was granted as compensation to the Chief Operating Officer and it was valued at $0.10 per share, while the stock issued for services was granted to a consultant for $255,000 of services to be provided in 2015 and 2016.

F-14

Eurosport Active World Corp.

FINANCIAL STATEMENTS

(Unaudited)

F-15

Eurosport Active World Corp.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS:
Cash	$12,461	$-
Prepaid expenses and other current assets	132,149	1,498
TOTAL CURRENT ASSETS	144,610	1,498

PROPERTY AND EQUIPMENT, NET	11,794	15,745
OTHER ASSETS, NET	18,200	25,700

TOTAL ASSETS	$174,604	$42,943

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$577,998	$496,075
Due to affiliate	192,000	529,436
Due to officers	1,125,178	914,270
Stock subscribed	15,000	122,750
TOTAL CURRENT LIABILITIES	1,910,176	2,062,531

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
Preferred stock, par value $.001 per share; 500,000,000,000 shares authorized, no shares issued and outstanding in September 30, 2015 and December 31, 2014, respectively	-	-
Common stock, par value $.001 per share; 1,000,000,000 shares authorized, 87,201,863 and 75,506,308 shares issued and outstanding in September 30, 2015 and December 31, 2014, respectively	87,202	75,506
Additional paid in capital	12,440,506	10,264,229
Accumulated deficit	(14,263,280)	(12,359,323)
TOTAL STOCKHOLDERS' DEFICIT	(1,735,572)	(2,019,588)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$174,604	$42,943

See accompanying notes to the condensed consolidated financial statements (unaudited).

F-16

Eurosport Active World Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Nine Months Ended
	September 30,
	2015	2014

REVENUES	$-	$-

COST OF REVENUES	-	-

GROSS PROFIT	-	-

GENERAL and ADMINISTRATIVE EXPENSES

Management fees to affiliate	315,000	315,000
Officers compensation and payroll taxes	1,142,213	242,213
Professional fees	325,235	153,275
Bad debt	56,134	63,419
Travel and entertainment	19,221	45,814
Amortization of intangibles	7,500	7,500
Advertising and other selling and marketing	4,646	9,527
Other general and administrative expenses	34,577	79,151
TOTAL GENERAL and ADMINISTRATIVE EXPENSES	1,904,526	915,899

LOSS FROM OPERATIONS	(1,904,526)	(915,899)

OTHER INCOME (EXPENSE)
Interest income (expense), net	569	(5,194)
TOTAL OTHER INCOME (EXPENSE)	569	(5,194)

LOSS BEFORE TAXES	(1,903,957)	(921,093)

TAXES	-	-

NET LOSS	$(1,903,957)	$(921,093)

Loss per share - Basic and diluted	$(0.02)	$(0.01)

Weighted average number of shares outstanding - Basic and diluted	83,040,319	74,831,921

See accompanying notes to the condensed consolidated financial statements (unaudited).

F-17

Eurosport Active World Corp.

Consolidated Statement of Changes in Stockholders; Deficit

For the Period January 1, 2014 through September 30, 2015

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

BALANCE AT JANUARY 1, 2014	74,713,192	$74,713	$9,266,920	$(11,165,909)	$(1,824,276)

Sale of common stock	3,531,713	3,532	662,442	-	665,974
Common stock issued for services	146,000	146	145,854	-	146,000
Common stock issued to settle liabilities	215,403	215	178,913	-	179,128
Cancelation of stock issued to finance company in contemplation of financing	(3,000,000)	(3,000)	3,000	-	-
Repurchase of common stock for cash	(100,000)	(100)	(4,900)	-	(5,000)
Options vesting to former officer	-	-	12,000	-	12,000
Net Loss	-	-	-	(1,193,414)	(1,193,414)
BALANCE AT DECEMBER 31, 2014	75,506,308	75,506	10,264,229	(12,359,323)	(2,019,588)

Sale of common stock	1,886,040	1,886	455,547	-	457,433
Common stock issued for services	535,000	535	271,975	-	272,510
Common stock issued to officer for services	9,000,000	9,000	891,000	-	900,000
Options vesting to former officer	-	-	9,000	-	9,000
Common stock issued tot satisfy obligations to SWATE, an affiliate	274,515	275	548,755		549,030
Net Loss	-	-	-	(1,903,957)	(1,903,957)
BALANCE AT SEPTEMBER 30, 2015 (UNAUDITED)	87,201,863	$87,202	$12,440,506	$(14,263,280)	$(1,735,572)

See accompanying notes to the condensed consolidated financial statements (unaudited).

F-18

Eurosport Active World Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES:
NET LOSS	$(1,903,957)	$(921,093)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
Depreciation and amortization	11,451	11,397
Bad debt expense	56,134	-
Common stock issued for services	917,510	146,000
Options vesting to former officer	9,000	9,000
Amortization of advance of services rendered	127,500	-
Changes in operating assets and liabilities:
Prepaids and other current assets	(3,151)	(12,155)
Accounts payable and accrued expenses	81,923	108,314
Due to affiliate	211,594	(80,841)
Due to officers	210,908	205,283
Net cash used in operating activities	(281,088)	(534,095)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to affiliate	(56,134)	-
Net cash used in investing activities	(56,134)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on stock subscribed	42,000	238,650
Proceeds from the sales of common stock	307,683	316,475
Net cash provided by financing activities	349,683	555,125

NET CHANGE IN CASH	12,461	21,030

CASH AT THE BEGINNING OF THE PERIOD	-	8,118
CASH AT THE END OF THE PERIOD	$12,461	$29,148

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-	$-
Interest	$-	$-
NON-CASH INVESTING AND FINANCING TRANSACTION:
Common stock issued to retire debt	$-	$65,403
Issuance of stock subscribed	$149,750	$-
Issuance of stock in advance of services rendered	$255,000	$-
Issuance of stock to satisfy obligations to affiliate (SWATE)	$549,030	$-

See accompanying notes to the condensed consolidated financial statements (unaudited).

F-19

Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1. Incorporation, Reverse Merger and Nature of Operations

Eurosport Active World Corp. (formerly Eagle International Holdings Group Inc.”) (the “Company”, “EIH” or “EAWC”), was incorporated under the laws of the State of Florida on August 23, 2000. The Company was a shell entity that was in the market to merge with an operating company.

On March 17, 2008, EIH entered into an Agreement and Plan of Acquisition (the “Merger Agreement”) with Inko Sport America, LLC (“ISA”), a Florida privately-held limited liability company. In connection with the closing of the Merger Agreement, ISA merged with and into EIH effective May 07, 2008, with the filing of the Merger Agreement with the Florida Secretary of State.

Pursuant to the terms and conditions of the Merger Agreement:

●	As a precondition of the consummation of the merger transaction, a reverse stock split of EIH common stock was consummated on a one for 1,000 basis pursuant to which each 1,000 outstanding shares of EIH common stock was converted into one share of EIH common stock. After giving effect to the reverse stock split, the authorized capital stock of EIH immediately prior to the closing of the Merger Agreement consisted of one billion shares of EIH common stock, of which 106,214 shares (as a result of the reverse stock split) was issued and outstanding.
●	After the reverse stock split, the Company agreed to acquire 100% of the ownership interest in ISA, in exchange for the issuance of 20,500,000 shares of common stock (approximately 99% of the issued and outstanding common stock of the Company).
●	Concurrent with the closing of the Merger Agreement, 4,394,044 shares of common stock were issued to EIH’s majority shareholder and officer, for the satisfaction of obligations payable to him; and
●	Immediately after the closing of the Merger Agreement, ISA merged with EIH, and EIH adopted ISA’s business plan and changed its name to Eurosport Active World Corp. (“EAWC”). Further, upon completion of the merger, the prior officers and directors of EIH resigned and the current officers and directors of the Company were appointed to their positions.

This transaction was accounted for as a recapitalization effected by a share exchange, wherein ISA was considered the acquirer for accounting and financial reporting purposes.

ISA was a development stage company, incorporated on February 24, 2005 in the State of Florida. Through December 31, 2012, the Company had been primarily engaged in the promotion, development and commercialization of green technologies. In view of the increased demand of water and energy, the Company began to focus on water generation, water purification, and green energy production (Waste to Energy); acquiring and licensing the rights to sell and produce related technologies and securing through collaboration with Green Tech research and developments centers in Europe, the research and development, technical maintenance, education and training related to the technology.

During 2012, the Company agreed to issue an aggregate of 25,300,000 shares of common stock in connection with its acquisitions of Powermax Energy & Business Solution, Inc. (“Powermax Energy”), Powermax Green Technologies, LLC (“Powermax Green Technologies”), Green Environmental Management LLC (“GEM”); Swiss Green Solutions, Srl (“Swiss Green Solutions”) and International Supply & Support-African Sunlight-Solstrom (“African Sunlight”). The latter entities were inactive and except for “African Sunlight” were acquired from current officers and directors of the Company, consequently, any net assets acquired were recorded at a nominal amount, which approximated the transferor’s historical cost basis.

F-20

Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(continued)

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of EAWC and its wholly-owned subsidiaries, Powermax Energy, Powermax Green Technologies, GEM, Swiss Green Solutions and African Sunlight. All significant inter-company transactions and accounts have been eliminated in consolidation.

Interim Condensed Consolidated Financial Statements

The interim condensed consolidated financial statements presented herein have been prepared pursuant to the rules and regulations of the US Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim condensed consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements. In the opinion of management, all adjustments (consisting only of those of a normal recurring nature) which are necessary to provide a fair presentation of financial position as of September 30, 2015 and the related operating results and cash flows for the interim periods presented have been made. The results of operations for the period presented are not necessarily indicative of the results to be expected for future periods or for the year ending December 31, 2015.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include estimates relating to the determination of impairment of assets, the useful life of property and equipment, the determination of the fair value of stock-based payments, and the recoverability of deferred income tax assets.

Development Stage Company

Effective June 10, 2014, the Financial Accounting Standards Board (“FASB”) changed its reporting requirements with respect to Development Stage Entities with the issuance of Accounting Standards Update (“ASU”) 2014-10. As a result, certain additional disclosures, previously applicable under Accounting Standards Codification (“ASC”) 915-205 “Development Stage Companies”, will no longer be required for annual reporting periods beginning after December 15, 2014 for public entities. Since the literature does permits early adoption of these new provisions, the Company has elected early adoption for all periods presented. Consequently, the Company does not present results of operations and changes in equity since inception and does not identify its financial statements as those of a development stage company.

Property and Equipment

Property and equipment consists of furniture and office equipment, and is stated at cost less accumulated depreciation. Depreciation is determined by using the straight-line method over the estimated useful lives of the related assets, generally five to seven years.

Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. There were no impairment charges during the nine months ended September 30, 2015 and 2014.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments approximate their carrying amounts presented in the accompanying condensed consolidated financial statements at September 30, 2015 and December 31, 2014.

F-21

Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(continued)

Note 2. Summary of Significant Accounting Policies (continued)

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of the valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

In the unlikely event that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. A liability for uncertain tax positions would then be recorded if the Company determined it is more likely than not that a position would not be sustained upon examination or if a payment would have to be made to a taxing authority and the amount is reasonably estimable.

As of September 30, 2015 and December 31, 2014, the Company does not believe any uncertain tax positions exist that would result in the Company having a liability to the taxing authorities. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and general and administrative expense, respectively, in the consolidated statements of operations. The Company’s tax returns for the years ended 2012 through 2014 are subject to examination by the federal and state tax authorities.

Stock-Based Payments

The Company applies the fair value method of ASC 718, “Share Based Payment” in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock based compensation at the markets price for the Company’s common stock and other pertinent factors at the grant date.

The Company accounts for transactions in which services are received in exchange for stock based on the fair value of such services received from non-employees, in accordance with ASC 505-50, "Equity Based Payments to Non-employees."

The Company measures the fair value of the equity instruments issued based on the market price of the Company’s stock at the time services or goods are provided.

Loss Per Common Share

Basic EPS amounts are calculated using the weighted-average number of common shares outstanding during each period.  Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from operations exists, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

For the nine months ended September 30, 2015 and 2014, an aggregate of 2,200,000 stock options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

F-22

Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(continued)

Note 3. Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change.  Changes in such standards may have an impact on the Company’s future consolidated financial statements.  The following are a summary of recent accounting developments.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810)—Amendments to the Consolidation Analysis (“ASU 2015-02”)”, which provides guidance on evaluating whether a reporting entity should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities. Further, the amendments eliminate the presumption that a general partner should consolidate a limited partnership, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. A reporting entity may apply the amendments using a modified retrospective approach or a full retrospective application. The Company is currently evaluating the impact, if any, that adopting ASU 2015-02 will have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (“ASU 2014-09”)”. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 supersedes the revenue-recognition requirements in ASC Topic 605, “Revenue Recognition”, and most industry-specific guidance throughout the industry topics of the accounting standards codification. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently evaluating the approach for implementation and the potential impact of adopting this guidance on its consolidated financial statements.

Note 4. Going Concern

The Company has accumulated operating losses since inception (June 24, 2005) through September 30, 2015 of $14,263,280. During the nine months ended September 30, 2015 and 2014, the Company incurred net losses of $1,903,957 and $921,093, respectively, and had working capital deficits of $1,765,566 and $2,061,033 as of September 30, 2015 and December 31, 2014, respectively.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern depends upon its ability to obtain funding to finance operating losses until the Company is profitable. The Company expects to be financed through equity capital, debt financing, or from deposits related to future purchase orders.

In the event the Company does not generate sufficient funds from issuance of common stock, debt financing or purchase orders, it may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-23

Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(continued)

Note 5. Related Party Transactions and Balances

Due to officers

Amounts due to officers as of September 30, 2015 and December 31, 2014 are comprised of the following:

	2015	2014
Ralph Hofmeier:
Unsecured advances due to officer	$8,411	$24,161
Accrued salaries	537,500	425,000
Total due to Ralph Hofmeier	545,911	449,161

Irma Velazquez:
Unsecured advances due to officer	41,767	40,109
Accrued salaries	537,500	425,000
Total due to Irma Velazquez	579,267	465,109
	$1,125,178	$914,270

Unsecured advances due to officers represent unreimbursed Company expenses paid by the officers on behalf of the Company. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Company’s Chief Executive Officer and Chief Operating Officer (See Note 8).

Due to affiliate

Due to affiliate is comprised of the following as of September 30, 2015 and December 31, 2014:

	2015	2014
Swiss Water Tech Research and Development, S.A.
Royalty fees under Technology Transfer and License Agreement	$-	$-
International Service Contract fees	192,000	529,436
	$192,000	$529,436

Effective February 1, 2013, and as amended on June 29, 2015, the Company entered into an exclusive Technology Transfer Agreement and License Agreement (the “Technology Transfer and License Agreement”) for a period of ten years with Swiss Water Tech Research & Development S.A. (SWATE), an entity owned and controlled by the Company’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE: (a) will transfer to the Company the license to manufacture products developed by SWATE; (b) all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and (c) will grant the Company the use of certain related trademarks. If the Company generates revenue as a result of the products and licenses related to the Technology Transfer and License Agreement, the Company is to pay to SWATE a minimum annual royalty fee stipulated in the agreement plus five percent of revenue generated. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015, accordingly, the Company does not owe license fees to SWATE pursuant to this agreement.

Effective February 1, 2013, the Company also entered into an International Service Contract with SWATE (the “SWATE Service Contract”). Under this agreement, SWATE will provide operations management, engineering and technical services to the Company. The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000, plus out-of-pocket expenses. During the nine months ended September 30, 2015 and 2014 the Company accrued $315,000. During the nine months ended September 30, 2015 the Company paid $687,436 ($138,406 in cash and $549,030 in common stock) pursuant to this agreement.

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Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(continued)

Note 5. Related Party Transactions and Balances (continued)

On April 1, 2013, the Company signed an agreement with SWATE, which authorizes SWATE to collect on behalf of the Company, payments made by investors on sales of Company stock. According to the agreement, the proceeds collected by SWATE can be used by SWATE to pay down amounts due from the Company for royalties and or service fees pursuant to the above agreements. During the nine months ended September 30, 2015 and the year ended December 31, 2014, SWATE collected and applied against amounts due from the Company approximately $0 and $120,400 respectively from amounts received from investors.

SWATE is a Swiss research and development company with access to patents and certain scientific and technical resources. As a result of the above agreements, the Company has a variable implicit interest in SWATE, however it is not its primary beneficiary, does not provide any explicit or implicit financial support and therefore does not consolidate SWATE’s financial statements in its condensed consolidated financial statements.

Due from affiliate

During the nine months ended September 30, 2015 and the year ended December 31, 2014, the Company advanced funds to its affiliate, EAWC Technologias Verdes, S.A. The amounts advanced of $56,134 and $80,758, respectively, have been offset by an allowance for doubtful collection since the affiliate does not currently have the ability to generate revenues or repay the Company.

Note 6. Stockholders’ Deficit

Common Stock

During the nine months ended September 30, 2015 the Company issued 11,695,555 shares of common stock as follows:

●	1,886,040 shares to various investors at prices ranging from $0.05 to $1 per share for a total of $457,433. Of the stock issued, $146,750 was received prior to December 31, 2014; $152,500 was collected during the three months ended March 31, 2015; $135,683 was collected during the three months ended June 30, 2015 and $22,500 was collected during the three months ended September 30, 2015.
●	535,000 shares to various consultants for services at $0.50 to $0.70 per share for a total of $272,510. The services are paid in advance and are rendered over 12 months commencing April 2015.
●	9,000,000 shares were issued to a founder and officer at $0.10 for a value of $900.000.
●	274,515 shares were issued to SWATE, an affiliate, during the three months ended September 30, 2015 in satisfaction of outstanding debt of $549,030.

Note 7. Stock Option Plan

On January 2, 2012, the Company’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”).  The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employees members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s common stock.

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Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(continued)

Note 7. Stock Option Plan (continued)

A summary of information regarding the Company’s common stock options outstanding is as follows for the periods presented:

			Weighted
			Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Term (Years)
2015
Outstanding at December 31, 2014	2,200,000	0.10	6.0
Issued	-	-	-
Exercised	-	-	-
Outstanding at September 30, 2015	2,200,000	$0.10	5.3

2014
Outstanding at December 31, 2013	2,200,000	$0.10	7.0
Issued	-	-	-
Exercised	-	-	-
Outstanding at September 30, 2014	2,200,000	$0.10	6.3

The above outstanding options were granted to a former Company executive. Of these options, 1,900,000 shares were vested and exercisable at September 30, 2015. During the nine months ended September 30, 2015 and 2014, the Company recognized stock-based compensation expense of approximately $9,000, related to stock options. The weighted-average grant date fair value of each option was estimated to approximate $.05 per share using the Black Scholes valuation methodology. As of September 30, 2015 and 2014, there was approximately $15,000 and $27,000 respectively of total unrecognized compensation costs related to non-vested stock options, which is to be recognized over the next two years.

The fair value of stock options granted of $0.05 per share was calculated using the Black-Scholes option pricing model based on the following assumptions; risk free interest rate of 1.89%, expected volatility of 317.38%, expected option terms of 9.08 years and no expected dividend yield.

Expected volatility is based on historical volatility of the Company and other comparable companies. Short Term U.S. Treasury rates were utilized. The expected term of the options was calculated using the alternative simplified method, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

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Eurosport Active World Corp.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(continued)

Note 7. Stock Option Plan (continued)

The following table summarizes the activity of non-vested employee stock options for the periods presented:

	Number of Non-Vested Shares	Weighted- Average Grant Date Fair Value
2015
Outstanding at December 31, 2014	480,000	$24,000
Granted	-	-
Vested	180,000	9,000
Forfeited	-	-
Outstanding at September 30, 2015	300,000	$15,000

2014
Outstanding at December 31, 2013	720,000	$36,000
Granted	-	-
Vested	180,000	9,000
Forfeited	-	-
Outstanding at September 30, 2014	540,000	$27,000

Note 8. Commitments and Contingencies

Commitments

Agreements with SWATE

As discussed in Note 5, effective February 1, 2013, the Company entered into a ten year Technology Transfer and License Agreement with SWATE. In accordance with the Technology Transfer and License Agreement, if the Company generates revenue as a result of the products and licenses related to the agreement, the Company is to pay SWATE an annual fee stipulated in the agreement plus 5% of revenue generated. If revenue is not generated, future minimum royalty fees are as follows: during the first year: $542,000; during the second year: $1,000,000; and during the third and succeeding years: $2,000,000. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015. On February 1, 2013, the Company also entered into a five year international service agreement with SWATE for a monthly fee of $35,000, plus out-of-pocket expenses

Employment Agreements

The Company entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012.  Under the Employment Agreements, the Company will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company’s Board of Directors.  The Employment Agreements each have initial terms of ten (10) years and are automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Company’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on its consolidated operating results, financial position or cash flows.

Note 9. Subsequent Events

The Company has evaluated these financial statements for subsequent events through February 12, 2016, the date these financial statements were available to be issued. Management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to or disclosure in the financial statements.

F-27

EUROSPORT ACTIVE WORLD CORPORATION

21,747,348 SHARES OF COMMON STOCK

_____________________

PROSPECTUS

_____________________

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until February 10, 2016, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is February 12, 2016

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee		$220.05
Transfer Agent Fees*		$800.00
Accounting fees and expenses*		$3.000.00
Legal fees and expenses*		$3.500.00
Blue Sky fees and expenses*	$
Total*		$7.520,05

* Estimated

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Florida corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

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Item 15. Recent Sales of Unregistered Securities.

The Company claimed an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for these securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Investor was a “sophisticated investor”, an “accredited investor” and/or qualified institutional buyers, the Investor had access to information about the Company and its investment, the Investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities

Between 2012 and 2015 we issued a total of 28,126,863 shares to a total of 67 shareholders in exchange for cash, services and products. These issuances were exempt from registration under Section 4(2).

Table Regarding Recent Sales of Unregistered Securities

Date of Sale(1)	Title of Security	Amount of Securities Sold/Issued	Aggregate Offering Price(2)	Consideration Other Than Cash(3&4)	Total Value of Services Rendered(5)

2012	Common Stock	25,646,197	$275,170	Services Assets	$143,670
					$50,000

2013	Common Stock	18,772,527	$6,6569,673	Services Assets	$33,668
					$6,050,000

2014	Common Stock	793,116	$983,603	Services Assets	$325,128
					$0

2015	Common Stock	11,695,555	$1,278,973	Services Assets	$272,510
					$549,030

(1)	The sale of unregistered securities occurred in a series of transactions in the years 2012, 2013, 2014 and 2015. Accordingly, we have included the information required by Item 701 by totals for such periods as suggested by the Instructions to Item 701.
(2)	The number of shares of our common stock that were issued for cash is: 153,197 - 2012; 1,689,916 - 2013; 431,713 - 2014; and 1,886,040 - 2015.

(3)	The number of shares of our common stock that were issued for services rendered to the Company is: 193,000 - 2012; 32,611 – 2013; 361,403 - 2014; and 9,809,515 - 2015.
(4)	The number of shares of our common stock that were issued for assets rendered to the Company is: 25,300,000 - 2012; 17,050,000 – 2013; 0 - 2014; and 274,515 - 2015.
(5)	The value of the services rendered in exchange for the issuance of our shares of common stock was negotiated on a private basis with each of the individuals and/or entities that provided such services.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
3.1	Articles of Incorporation (Previously file)
3.2	By-Laws (Previously file)
5.1	Opinion of Hunt Law – Law Office of Clifford J. Hunt, P.A. (Previously file)
10.01	License Agreement with Swiss Water Tech Research and Development S.A. (Previously file)
10.02	International Services Contract with Swiss Water Tech Research and Development S.A. (Previously file)
10.03	Employment Agreement with Ralph M. Hofmeier (Previously file)
10.04	Employment Agreement with Irma Velazquez (Previously file)
23.1	Consent of Mallah Furman, Independent Registered Public Accounting Firm
23.2	Consent of Counsel (to be filed as Exhibit 5.1)

II-2

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Florida, on February 12, 2016.

EUROSPORT ACTIVE WORLD CORPORATION

By:	/s/ Ralph Hofmeier
Ralph Hofmeier
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities indicated on February 12, 2016.

Signature	Title

/s/ Ralph Hofmeier	President, Chief Executive Officer, Director, and
Ralph Hofmeier	Chairman (Principal Executive Officer)

/s/ Irma Velazquez	Chief Operating Officer, Director and
Irma Velazquez	Vice-Chairman

II-4